EXECUTION COPY










                            STOCK PURCHASE AGREEMENT

                                 by and between

                               AXA FINANCIAL, INC.

                                       and

               MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED











                         Dated as of September 14, 2005


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                                TABLE OF CONTENTS

ARTICLE I DEFINITIONS AND RULES OF CONSTRUCTION...................................................................1

     Section 1.1         Definitions..............................................................................1
     Section 1.2         Rules of Construction...................................................................11

ARTICLE II PURCHASE AND SALE; CLOSING............................................................................12

     Section 2.1        Purchase and Sale of Shares..............................................................12
     Section 2.2        Purchase Price...........................................................................12
     Section 2.3        The Closing..............................................................................12
     Section 2.4        Adjustment of Purchase Price.............................................................13

ARTICLE III REPRESENTATIONS AND WARRANTIES REGARDING SELLER......................................................15

     Section 3.1        Organization of Seller; Authority........................................................15
     Section 3.2        Authorization; Enforceability............................................................15
     Section 3.3        No Conflict..............................................................................15
     Section 3.4        Litigation...............................................................................16
     Section 3.5        Brokers' Fees............................................................................16

ARTICLE IV REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY AND THE SUBSIDIARIES.............................16

     Section 4.1        Organization of the Company and its Subsidiaries; Authority..............................17
     Section 4.2        No Conflict..............................................................................17
     Section 4.3        Capitalization of the Company............................................................17
     Section 4.4        Capitalization of the Subsidiaries; Other Interests......................................18
     Section 4.5        Financial Statements; Undisclosed Liabilities............................................18
     Section 4.6        Absence of Certain Changes...............................................................19
     Section 4.7        Contracts................................................................................19
     Section 4.8        Intellectual Property and Technology Systems.............................................21
     Section 4.9        Litigation...............................................................................22
     Section 4.10       Employee Benefit Plans...................................................................23
     Section 4.11       Taxes....................................................................................24
     Section 4.12       Environmental Matters....................................................................26
     Section 4.13       Compliance with Laws.....................................................................27
     Section 4.14       Permits..................................................................................28
     Section 4.15       Insurance................................................................................28
     Section 4.16       Labor Relations..........................................................................28
     Section 4.17       Bank Accounts............................................................................28
     Section 4.18       Real Property; Leases....................................................................28
     Section 4.19       Personal Property........................................................................29
     Section 4.20       Derivative Instruments...................................................................30
     Section 4.21       Investment Advisory Activities...........................................................30
     Section 4.22       Books and Records........................................................................31
     Section 4.23       No Other Representations or Warranties...................................................31

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
ARTICLE V REPRESENTATIONS AND WARRANTIES RELATING TO BUYER.......................................................31

     Section 5.1        Organization of Buyer; Authority.........................................................31
     Section 5.2        Authorization; Enforceability............................................................31
     Section 5.3        No Conflict..............................................................................32
     Section 5.4        Litigation...............................................................................32
     Section 5.5        Brokers' Fees............................................................................32
     Section 5.6        Financial Ability........................................................................33
     Section 5.7        Investment Representation................................................................33
     Section 5.8        Accredited Investor......................................................................33

ARTICLE VI COVENANTS.............................................................................................33

     Section 6.1        Conduct of Business......................................................................33
     Section 6.2        Access...................................................................................36
     Section 6.3        Third-Party Approvals....................................................................37
     Section 6.4        Regulatory Filings.......................................................................37
     Section 6.5        Employee and Benefit Matters.............................................................38
     Section 6.6        Intercompany Accounts....................................................................40
     Section 6.7        Seller Marks.............................................................................40
     Section 6.8        Books and Records........................................................................41
     Section 6.9        Transitional Support.....................................................................42
     Section 6.10       Client Consents; Compliance with Investment Company Act Section 15.......................44
     Section 6.11       Further Assurances.......................................................................45
     Section 6.12       Non-Competition: Non-Solicitation........................................................45
     Section 6.13       Insurance................................................................................46
     Section 6.14       Inactive Entities........................................................................46
     Section 6.15       Company Trust............................................................................46

ARTICLE VII TAX MATTERS..........................................................................................47

     Section 7.1        Section 338(h)(10) Election..............................................................47
     Section 7.2        Tax Returns and Payments.................................................................48
     Section 7.3        Indemnity................................................................................50
     Section 7.4        Limitations on Indemnities; Additional Indemnities; Relationship With General
                        Indemnity................................................................................51
     Section 7.5        Buyer Refunds; Tax Benefits..............................................................52
     Section 7.6        Seller Refunds...........................................................................52
     Section 7.7        Amended Tax Returns......................................................................52
     Section 7.8        Contests.................................................................................52
     Section 7.9        Cooperation and Exchange of Information..................................................53
     Section 7.10       Conveyance Taxes.........................................................................53
     Section 7.11       Timing of Certain Payments...............................................................54
     Section 7.12       Miscellaneous............................................................................54

                                       ii


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
ARTICLE VIII CONDITIONS TO OBLIGATIONS...........................................................................55

     Section 8.1        Conditions to the Obligations of the Parties.............................................55
     Section 8.2        Conditions to the Obligations of Buyer...................................................55
     Section 8.3        Conditions to the Obligations of Seller..................................................56

ARTICLE IX INDEMNIFICATION.......................................................................................57

     Section 9.1        Survival.................................................................................57
     Section 9.2        Indemnification Obligations..............................................................57
     Section 9.3        Indemnification Procedure................................................................59
     Section 9.4        Tax Matters..............................................................................61
     Section 9.5        Exclusive Remedy.........................................................................61

ARTICLE X TERMINATION............................................................................................61

     Section 10.1       Termination..............................................................................61
     Section 10.2       Effect of Termination....................................................................62

ARTICLE XI MISCELLANEOUS.........................................................................................63

     Section 11.1       Notices..................................................................................63
     Section 11.2       Assignment...............................................................................64
     Section 11.3       Rights of Third Parties..................................................................64
     Section 11.4       Expenses.................................................................................64
     Section 11.5       Counterparts.............................................................................64
     Section 11.6       Entire Agreement.........................................................................64
     Section 11.7       Disclosure Schedule......................................................................64
     Section 11.8       Amendments, Supplements, Etc.............................................................65
     Section 11.9       Publicity................................................................................65
     Section 11.10      Severability.............................................................................65
     Section 11.11      Waiver...................................................................................65
     Section 11.12      Specific Performance.....................................................................65
     Section 11.13      Applicable Law...........................................................................66
     Section 11.14      Waiver of Jury Trial.....................................................................66

                            STOCK PURCHASE AGREEMENT

          THIS STOCK PURCHASE AGREEMENT, dated as of September 14, 2005 (this "Agreement"), is entered into by and between AXA FINANCIAL, INC., a Delaware corporation ("Seller"), and MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, a Delaware corporation ("Buyer").

                                    RECITALS

          WHEREAS, Seller owns all of the issued and outstanding capital stock (the "Shares") of The Advest Group, Inc., a Delaware corporation (the "Company");

          WHEREAS, the Company is engaged in the business of financial services in securities brokerage, trading, investment banking, asset management and other related services; and

          WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all of the Shares on the terms and subject to the conditions set forth in this Agreement.

          NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

                                   ARTICLE I

                      DEFINITIONS AND RULES OF CONSTRUCTION

          Section 1.1 Definitions. As used herein, the following terms shall have the following meanings:

          "Accounting Principles" means GAAP applied on a consistent basis without giving effect or regard to any item of income, expense, deduction, accrual, write-down or other adjustments relating to any actions taken or to be taken as a result of or pursuant to the transactions contemplated by this Agreement.

          "Acquired Competing Business" has the meaning provided such term in
Section 6.12(b).

          "Acquisition Documents" has the meaning provided such term in Section 9.1.

          "Adjustment Date" has the meaning provided such term in Section
2.4(d).

          "Advest" has the meaning provided such term in Section 4.5(a).

          "Advest Deferred Compensation Plans" means the AE Plan, The Advest Group, Inc. Financial Advisor Nonqualified Deferred Compensation Plan, effective as of January 1, 2003, and The Advest Group, Inc. Nonqualified Executive Post-Employment Income Plan, effective as of October 1, 1993.

          "Advest Thrift Plan" means The Advest Group, Inc. Thrift Plan, amended and restated effective as of November 1, 2002.

          "AE Plan" means The Advest Group, Inc. Restated and Amended Account Executive Nonqualified Defined Benefit Plan, effective as of October 1, 1992.

          "Affiliate" means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with, such specified Person through one or more intermediaries or otherwise. For the purposes of this definition, "control" means, where used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlling" and "controlled" have correlative meanings.

          "Agreement" has the meaning provided such term in the preamble to this Agreement.

          "Allocation Schedule" has the meaning provided such term in Section 7.1(a).

          "Annual Financial Statements" has the meaning provided such term in
Section 4.5(a).

          "August Balance Sheet" means the audited consolidated balance sheet of the Company and its Subsidiaries as of August 31, 2005 to be prepared by Seller pursuant to Section 2.4(a).

          "August Statement of Tangible Net Book Value" means the statement setting forth the calculation of Tangible Net Book Value of the Company and its Subsidiaries as of August 31, 2005 to be prepared by Seller pursuant to Section 2.4(a)(ii).

          "Business Day" means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in The City of New York or a federal holiday in the United States.

          "Buyer" has the meaning provided such term in the preamble to this Agreement.

          "Buyer Approvals" has the meaning provided such term in Schedule 5.3.

          "Buyer Indemnified Parties" has the meaning provided such term in
Section 9.1(b).

          "Buyer Offer" has the meaning provided such term in Section 6.12(b).

          "Buyer's Accountants" means Deloitte & Touche LLP, independent accountants of Buyer.

          "Capital Markets Business" means the business of the capital markets unit of the Company consisting of operations relating to the trading of equity and fixed income securities; underwriting of government, agency, mortgage-backed, and corporate securities; public finance activities; syndicate participations; proprietary analyst research; and merger and acquisition financial advisory services. "Capital Markets Business" shall not include the business or operations conducted by the Private Clients Business or by Boston Advisers Inc., or the business formerly conducted by Advest Trust Company.

          "CFTC" means the United States Commodity Futures Trading Commission.

          "Claim Notice" has the meaning provided such term in Section 9.3(a).

          "Client" means each Investment Company, Separate Account Client and Wrap Fee Account.

          "Client Contracts" means (i) each investment advisory agreement between the Company or a Subsidiary and a Company Fund, (ii) each investment advisory agreement between the Company or a Subsidiary and each Separate Account Client, and (iii) each investment management agreement to which the Company or a Subsidiary is a party related to a Wrap Fee Account, in the case of each of clauses (ii) or (iii) having assets under management exceeding $10,000,000.

          "Closing" has the meaning provided such term in Section 2.3(a).

          "Closing Date" has the meaning provided such term in Section 2.3(a).

          "Code" means the Internal Revenue Code of 1986, as amended.

          "Company" has the meaning provided such term in the recitals to this Agreement.

          "Company Employees" has the meaning provided such term in Section 6.5(a).

          "Company Fund" has the meaning provided such term in Section 4.21(a).

          "Company Plans" has the meaning provided such term in Section 4.10(a).

          "Company Rights" has the meaning provided such term in Section 4.8(a).

          "Company Tenant" has the meaning provided such term in Section
4.18(d).

          "Company Trust" means the Advest Trust business of Frontier Trust Company, FSB, which business was formerly a Subsidiary of the Company prior to its merger with Frontier Trust Company, FSB in 2004.

          "Competing Business" has the meaning provided such term in Section 6.12(a).

          "Confidentiality Agreement" means that certain confidentiality agreement, dated as of June 14, 2005, as amended by a letter agreement dated as of July 14, 2005, by and between Merrill Lynch & Co., Inc. and Seller.

          "Contract" means any written (and, to the extent Known by Seller, oral) note, bond, mortgage, indenture, agreement, lease, license, contract or other commitment, obligation or understanding to which a Person is a party or by which a Person or its assets or properties are bound, but excluding any Company Plan.

          "Controlled Group Liability" has the meaning provided such term in
Section 4.10(e).

          "Deductible" has the meaning provided such term in Section 9.2(b)(i).

          "Derivative Instrument" means (a) each transaction (i) that is a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, weather index transaction or forward purchase or sale of a security, commodity or other financial instrument or interest (including any option with respect to any of these transactions) or (ii) that is a type of transaction that is similar to any transaction referred to in clause (i) above that is currently entered into in the financial markets and which is a forward, swap, future, option or other derivative on one or more rates, currencies, commodities, equity securities or other equity instruments, debt securities or other debt instruments, economic indices or measures of economic risk or value, or other benchmarks against which payments or deliveries are to be made, and (b) any combination of these transactions.

          "Disclosure Schedule" means the Disclosure Schedule, dated as of the date hereof, delivered by Seller to Buyer in connection with this Agreement.

          "Dollars" and "$" mean the lawful currency of the United States.

          "Elections" has the meaning provided such term in Section 7.1(a).

          "Employer Contract" has the meaning provided such term in Section 4.7(a)(iv).

          "Environmental Law" means any Law relating to the environment, natural resources, or the protection thereof or relating to Hazardous Materials, including the Occupational Safety and Health Act of 1970.

          "ERISA" has the meaning provided such term in Section 4.10(a).

          "ERISA Affiliate" has the meaning provided such term in Section
4.10(e).

          "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

          "Excluded Services" has the meaning provided such term in Section 6.9(a).

          "Existing Stock" has the meaning provided such term in Section 6.7(b).

          "Federal Election" has the meaning provided such term in Section
7.1(a).

          "Financial Statements" has the meaning provided such term in Section 4.5(a).

          "Fund Board" has the meaning provided such term in Section 4.21(a).

          "GAAP" means accounting principles generally accepted in the United States.

          "Governmental Authority" means any federal, state, local or foreign government or any subdivision, agency, instrumentality, authority, Self-Regulatory Organization, department, commission, board or bureau thereof or any federal, state, local or foreign court, tribunal or arbitrator.

          "Hazardous Materials" means (a) petroleum and petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials, toxic mold and polychlorinated biphenyls and (b) any other chemicals, materials or substances defined or regulated as toxic or hazardous or as a pollutant, contaminant or waste under any applicable Environmental Law.

          "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

          "Included Services" has the meaning provided such term in Section 6.9(b).

          "Indebtedness" means, without duplication, (a) all indebtedness for borrowed money or for the deferred purchase price of property or services (other than trade liabilities and accrued expenses incurred in the ordinary course of business and payable in accordance with customary practices), whether or not evidenced by a writing, which would be required under GAAP to be reflected as a liability on a balance sheet, (b) any other indebtedness that is evidenced by a note, bond, debenture, draft or similar instrument, (c) all indebtedness created under financing or capital leases, (d) all indebtedness in respect of acceptances issued or created, (e) notes payable and drafts accepted representing extensions of credit, (f) all indebtedness secured by any Lien on any property, (g) all outstanding amounts owed under letters of credit and any other agreements relating to the borrowing of money or extension of credit and
(h) any guarantee with respect to indebtedness for borrowed money of another Person.

          "Independent Accounting Firm" has the meaning provided such term in
Section 2.4(c)(ii).

          "Interim Advisory Agreements" has the meaning provided such term in
Section 6.10(b).

          "Interim Financial Statements" has the meaning provided such term in
Section 4.5(a).

          "Investment Company" means any investment company within the meaning of the Investment Company Act, including any entity that would be an investment company but for Section 3(c) thereof, that is sponsored, organized or advised (but not sub-advised) by the Company or one of its Subsidiaries (including the Company Funds).

          "Investment Company Act" means the United States Investment Company Act of 1940, as amended, and the rules and regulations of the SEC promulgated thereunder.

          "IRS" means the United States Internal Revenue Service.

          "IT" has the meaning provided such term in Section 6.9(a).

          "IT Assets" has the meaning provided such term in Section 4.8(c).

          "Knowledge" (including the word "Known" and the phrase "to the Knowledge of" and words or phrases of similar import) means, with respect to Seller, the actual knowledge of the individuals set forth in Exhibit A after having made inquiry of the individuals listed in Exhibit B, and, with respect to Buyer, the actual knowledge of the individuals set forth in Exhibit C.

          "Law" means any applicable statute, writ, law, rule, regulation, ordinance, order, judgment, injunction, award, determination or decree of a Governmental Authority, in each case as in effect on and as interpreted on the date of this Agreement.

          "Leased Real Property" has the meaning provided such term in Section 4.18(a).

          "Lien" means any charge, pledge, option, mortgage, deed of trust, hypothecation or security interest, claim (including claims arising from any change-of-control provisions in a Contract), encumbrance, burden, title defect, title retention agreement, easement, encroachment, voting trust agreement, option, right of first offer, negotiation or refusal, lien or other similar restrictions or limitations.

          "Limited Uses" has the meaning provided such term in Section 6.7(b).

          "Losses" means all monetary fines, penalties, judgments, settlements, awards, costs, and expenses (including reasonable out-of-pocket fees and expenses of counsel, consultants, experts and other professionals fees incurred for investigation, defense or settlement), liabilities, losses, claims and damages; provided that Losses shall not include any special, punitive, exemplary, incidental, consequential or indirect damages, lost profits or any non-monetary losses; provided, further that, notwithstanding the preceding proviso, in the case of Third-Party Claims for which indemnification is required pursuant to the terms of this Agreement, Losses shall be deemed to include all forms of monetary damages incurred with respect to such Third-Party Claims.

          "Manual" has the meaning provided such term in Section 6.9(a).

          "Material Adverse Effect" means any circumstance, change or effect (excluding any change, circumstance or effect to the extent such change, circumstance or effect relates to or results from the Capital Markets Business; except to the extent Seller shall have failed to comply in all material respects with the obligations set forth in the final paragraph of Section 6.1) that (a) is or is reasonably likely to be materially adverse to the business, operations, assets, liabilities or financial condition of the Company and its Subsidiaries, taken as a whole, or (b) that prevents or materially impedes the ability of Seller to complete the transactions contemplated herein, but shall exclude any circumstance, change or effect resulting or arising from (i) any change in general economic conditions in the industries or markets in which the Company or its Subsidiaries operate, except to the extent such change disproportionately affects (relative to other industry participants) the Company and its Subsidiaries, taken as a whole; (ii) seasonal reductions in revenues and/or earnings of the Company or its Subsidiaries in the ordinary course of their respective businesses; (iii) the loss of any employees, brokers, financial advisors, consultants, customers or customer assets following the announcement of this Agreement or the transactions contemplated hereby; (iv) national or international political conditions, including any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack occurring prior to, on or after the date of this Agreement, except to the extent such condition disproportionately affects (relative to other industry participants) the Company and its Subsidiaries, taken as a whole; (v) proposed or adopted legislation or any other proposal or enactment by any Governmental Authority, except to the extent such proposal or enactment disproportionately affects (relative to other industry participants) the Company and its Subsidiaries, taken as a whole; (vi) changes in accounting requirements or principles or the interpretation thereof; and (vii) the entry into or announcement of this Agreement, actions contemplated by this Agreement, or the consummation of the transactions contemplated hereby. Any determination as to whether any circumstance, change or effect has a Material Adverse Effect shall be made only after taking into account all effective insurance coverages, third-party indemnifications and Tax benefits with respect to such circumstance, change or effect.

          "Material Contracts" has the meaning provided such term in Section 4.7(a).

          "MSRB" means the Municipal Securities Rulemaking Board.

          "NASD" means the National Association of Securities Dealers, Inc.

          "NFA" means the National Futures Association.

          "Non-Federal Elections" has the meaning provided such term in Section 7.1(a).

          "NYSE" means The New York Stock Exchange, Inc.

          "Organizational Documents" means any charter, certificate of incorporation, articles of association, bylaws, operating agreement or similar formation or governing documents and instruments.

          "Outside Date" has the meaning provided such term in Section 10.1(d).

          "Parent" means the common parent of the consolidated group that includes Seller, the Company and the Subsidiaries listed on Section 4.11(r) of the Disclosure Schedule.

          "Parties" means Seller and Buyer.

          "Permits" means all authorizations, licenses, identification numbers, permits, certificates, orders, consents, approvals, and registrations and other similar authorizations required under Law.

          "Permitted Liens" means (a) Liens for Taxes, impositions, assessments, fees, rents or other governmental charges levied or assessed or imposed not yet delinquent or being contested in good faith by appropriate proceedings (for which, to the extent required under GAAP, adequate reserves have been made), (b) statutory Liens (including materialmen's, warehousemen's, mechanic's, repairmen's, landlord's, and other similar Liens) arising in the ordinary course of business consistent with past practice securing payments not yet delinquent or being contested in good faith by appropriate proceedings, (c) the rights of lessors and lessees under leases, and the rights of third parties under any agreement, executed in the ordinary course of business consistent with past practice, (d) the rights of licensors and licensees under licenses executed in the ordinary course of business, (e) restrictive covenants, easements, zoning restrictions, survey exceptions, utilities easements and defects, imperfections or irregularities of title or Liens, if any, as would not reasonably be expected to, in any material respect, have an adverse effect on or interfere with the current use of the real property, (f) purchase money Liens and Liens securing rental payments under capital lease arrangements, (g) preferential purchase rights and other similar arrangements with respect to which consents or waivers are obtained for this transaction or as to which the time for asserting such rights has expired at the Closing Date without an exercise of such rights, (h) restrictions on transfer with respect to which consents or waivers are obtained for this transaction, (i) transfer restrictions imposed on equity securities by securities Laws, (j) Liens set forth in Section 1.1 of the Disclosure Schedule and (k) Liens created by Buyer, or its successors and assigns.

          "Person" means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind.

          "Policies" has the meaning provided such term in Section 4.15.

          "Private Clients Business" means the business of the private clients unit of the Company consisting of providing securities brokerage, trading, advisory and other services to retail and institutional investors through its network of retail sales offices.

          "Proprietary Information" has the meaning provided such term in
Section 6.4(a).

          "Proprietary Rights" has the meaning provided such term in Section 4.8(a).

          "Purchase Price" has the meaning provided such term in Section 2.2.

          "Representatives" means, as to any Person, its officers, directors, employees, counsel, accountants, financial advisers and consultants.

          "Restricted Period" has the meaning provided such term in Section 6.12(a).

          "Review Period" has the meaning provided such term in Section 2.4(b).

          "Reviewing Accountants" has the meaning provided such term in Section 7.1(a).

          "SEC" means the United States Securities and Exchange Commission.

          "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

          "Self-Regulatory Organization" means the NASD, the MSRB, the NFA, each national securities exchange in the United States and each other commission, board, agency or body, whether United States or foreign, that is charged with the supervision or regulation of brokers, dealers, securities underwriting or trading, stock exchanges, commodity exchanges, investment companies or investment advisers, or to the jurisdiction of which the Company or any of its Subsidiaries is otherwise subject.

          "Seller" has the meaning provided such term in the preamble to this Agreement.

          "Seller Account" has the meaning provided such term in Section 2.3(c)(i).

          "Seller Approvals" has the meaning provided such term in Section 3.3.

          "Seller Marks" has the meaning provided such term in Section 6.7(a).

          "Seller's Accountants" means PricewaterhouseCoopers LLP, independent accountants of Seller.

          "Separate Account Client" means those Persons identified as clients in the current records relating to assets under management of the Company and its Subsidiaries other than Investment Companies and Wrap Fee Accounts.

          "Services Agreement" has the meaning provided such term in Section 6.9(a).

          "Shares" has the meaning provided such term in the recitals to this Agreement.

          "Subsidiary" shall mean any corporation, partnership, limited liability company, joint venture or other entity in which the Company (a) owns, directly or indirectly, more than fifty percent (50%) of the outstanding voting securities, equity securities, profits interest or capital interest or (b) is entitled to elect at least a majority of the board of directors, board of managers or similar governing body.

          "Survival Period" has the meaning provided such term in Section
9.1(a).

          "Tangible Net Book Value" means the total consolidated shareholders' equity of the Company and its Subsidiaries, less goodwill and intangible assets related to the value of the distribution system reflected on the August Balance Sheet.

          "Target Tangible Net Book Value" means an amount equal to $175,000,000.

          "Tax Authority" means any Governmental Authority having jurisdiction over the assessment, determination, collection or imposition of any Tax.

          "Tax Claim" has the meaning provided such term in Section 7.8(a).

          "Tax Reserve" has the meaning provided such term in Section
6.1(c)(ii).

          "Tax Returns" means any report, return or other filing required to be filed with any Tax Authority, including any disclosure statements required under Treasury regulations section 1.6011-4(a) and any registration forms or informational returns required pursuant to section 6111 of the Code, and including any amendments thereto.

          "Taxes" means any income, gross receipts, license, employment, excise, stamp, customs, capital stock, franchise, profits, withholding, social security, unemployment, disability, property, sales, use, transfer, value added, net worth, capital gains, payroll, alternative minimum or other tax imposed by a Governmental Authority, including any interest, penalties and additions to tax imposed with respect thereto.

          "Tenant Leases" has the meaning provided such term in Section 4.18(a).

          "Third-Party Claim" has the meaning provided such term in Section 9.3(a).

          "Transition Period" has the meaning provided such term in Section 6.7(b).

          "United States" and "U.S." mean United States of America.

          "Wrap Fee Accounts" means those Persons who receive investment advice from the Company or its Subsidiaries pursuant to arrangements with wrap sponsors (as contemplated under Rule 204-3 of the Investment Advisers Act of 1940, as amended).

          Section 1.2 Rules of Construction.

          (a) All article, section, schedule and exhibit references used in this Agreement are to articles, sections, schedules and exhibits to this Agreement unless otherwise specified. The schedules and exhibits attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.

          (b) If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Terms defined in the singular have the corresponding meanings in the plural, and vice versa. Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. The term "includes" or "including" shall mean "including without limitation." The words "hereof," "hereto," "hereby," "herein," "hereunder" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular section or article in which such words appear.

          (c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.

          (d) The Parties acknowledge that each Party and its attorney has reviewed this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement.

          (e) The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

          (f) All references to currency herein shall be to, and all payments required hereunder shall be paid in, Dollars.

          (g) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

                                   ARTICLE II

                           PURCHASE AND SALE; CLOSING

          Section 2.1 Purchase and Sale of Shares. At the Closing, upon the terms and subject to the conditions set forth in this Agreement, Seller shall sell, assign, transfer and convey to Buyer, and Buyer shall purchase and acquire from Seller, the Shares, free and clear of any Liens (other than restrictions on transfer which arise under applicable securities Laws).

          Section 2.2 Purchase Price. Subject to the terms and conditions of this Agreement, and in consideration of the transactions described in this Agreement, the purchase price for the Shares shall be Four Hundred Million Dollars ($400,000,000) (the "Purchase Price").

          Section 2.3 The Closing.

          (a) The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Dewey Ballantine LLP, 1301 Avenue of the Americas, New York, New York 10019, at 10:00 a.m., New York time, on the third (3rd) Business Day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions which by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) or such other date as Buyer and Seller may mutually agree in writing (the "Closing Date").

          (b) At the Closing, Seller shall deliver the following documents and deliverables to Buyer:

                    (i) certificates representing the Shares, duly endorsed in blank for transfer or accompanied by stock powers duly endorsed in blank and with all appropriate stock transfer tax stamps affixed; and

                    (ii) all other documents and instruments required to be delivered by Seller on or prior to the Closing Date pursuant to
          Section 8.2.

          (c) At the Closing, Buyer will deliver the following documents and deliverables to Seller:

                    (i) an amount equal to the Purchase Price by wire transfer of immediately available funds to an account or accounts specified by Seller in writing no less than three (3) Business Days prior to the Closing Date (the "Seller Account"); and

                    (ii) all other documents and instruments required to be delivered by Buyer on or prior to the Closing Date pursuant to Section 8.3.

          Section 2.4 Adjustment of Purchase Price. The Purchase Price shall be subject to adjustment after the Closing as specified in this Section 2.4.

          (a) As promptly as practicable, but in any event within seventy-five
(75) calendar days following the date of this Agreement, Seller shall deliver to Buyer (i) the August Balance Sheet, which shall be prepared in accordance with the Accounting Principles, together with the report of Seller's Accountants stating that the August Balance Sheet fairly presents the consolidated financial position of the Company and its Subsidiaries as of the date thereof and (ii) the August Statement of Tangible Net Book Value, which shall be derived from the amounts set forth on the August Balance Sheet.

          (b) As promptly as practicable, but in any event within forty-five
(45) Business Days from the date of Buyer's receipt of the August Balance Sheet and the August Statement of Tangible Net Book Value (the "Review Period"), Buyer may review the August Balance Sheet and the August Statement of Tangible Net Book Value.

          (c) Disputes.

                    (i) Subject to clause (ii) of this Section 2.4(c), the August Balance Sheet and the August Statement of Tangible Net Book Value delivered by Seller to Buyer shall be final, conclusive and binding on the Parties.

                    (ii) Buyer may dispute any amounts reflected on the August Balance Sheet or the August Statement of Tangible Net Book Value, but only on the basis that the amounts reflected on (i) the August Balance Sheet were not arrived at in accordance with the Accounting Principles or were arrived at based on mathematical or clerical error or (ii) the August Statement of Tangible Net Book Value were arrived at based on mathematical or clerical error; provided, however, that Buyer shall have notified Seller and Seller's Accountants in writing of each disputed item, specifying the estimated amount thereof in dispute and setting forth, in reasonable detail, the basis for such dispute, prior to the expiration of the Review Period. In the event of such a dispute, Seller's Accountants and Buyer's Accountants shall attempt to reconcile their differences, and any resolution by them as to any disputed amounts shall be final, conclusive and binding on the Parties. If Seller's Accountants and Buyer's Accountants are unable to reach a resolution with such effect within twenty (20) Business Days after the receipt by Seller and Seller's Accountants of Buyer's written notice of dispute, then Seller's Accountants and Buyer's Accountants shall submit to Seller's Chief Executive Officer and Buyer's Head of Global Private Client Business, respectively, the items remaining in dispute for resolution. If Seller and Buyer are unable to reach resolution of all of such disputed items within ten
          (10) Business Days after such submission by Seller's and Buyer's

          Accountants of such items, then Seller and Buyer shall submit the remaining disputed items for resolution to Ernst & Young LLP (or, if such firm shall decline or is unable to act or is not, at the time of such submission, independent of Seller and Buyer, to another independent accounting firm of international reputation mutually acceptable to Seller and Buyer) (either Ernst & Young LLP or such other accounting firm being referred to herein as the "Independent Accounting Firm"), which shall, within thirty (30) Business Days after such submission, determine and report to Seller and Buyer upon such remaining disputed items, and such report shall be final, conclusive and binding on Seller and Buyer. With respect to each disputed line item, such determination, if not in accordance with the position of either Buyer or Seller, shall not be in excess of the higher, nor less than the lower, of the amounts advocated by Seller in the August Balance Sheet or the August Statement of Tangible Net Book Value or Buyer in its written notice of dispute to Seller with respect to each disputed line item. The fees and disbursements of the Independent Accounting Firm shall be allocated between Seller and Buyer based on the degree to which the Independent Accounting Firm accepts the respective positions of the Parties, which allocation shall be made based in accordance with the calculation methodology described in Exhibit D.

          (d) Purchase Price Adjustment. The August Balance Sheet and the August Statement of Tangible Net Book Value, after giving effect to the adjustments, if any, made thereto pursuant to Section 2.4(c), shall be deemed final for the purposes of this Agreement upon the earliest of (x) the failure of Buyer to notify Seller of a dispute within the Review Period in accordance with this
Section 2.4, (y) the resolution of all disputes, pursuant to Section 2.4(c)(ii), by Seller's Accountants and Buyer's Accountants or Seller and Buyer, as the case may be, and (z) the resolution of all disputes, pursuant to Section 2.4(c)(ii), by the Independent Accounting Firm. Within three (3) Business Days of the August Balance Sheet and the August Statement of Tangible Net Book Value being deemed final (such date, the "Adjustment Date"), a Purchase Price adjustment shall be made as follows:

                    (i) in the event that the Target Tangible Net Book Value exceeds the Tangible Net Book Value reflected on the August Statement of Tangible Net Book Value (after giving effect to adjustments, if any, pursuant to Section 2.4(c)), then the Purchase Price by Buyer at Closing shall be adjusted downward in an amount equal to such excess or, to the extent the Adjustment Date is a date following the Closing Date, Seller shall pay on the Adjustment Date the amount of such excess to Buyer by wire transfer in immediately available funds to an account or accounts specified by Buyer in writing, and

                    (ii) in the event that the Tangible Net Book Value reflected on the August Statement of Tangible Net Book Value (after giving effect to adjustments, if any, pursuant to Section 2.4(c)) exceeds the Target Tangible Net Book Value, then the Purchase Price payable by Buyer at Closing shall be adjusted upward in an amount equal to such excess or, to the extent the Adjustment Date is a date following the Closing Date, Buyer shall pay on the Adjustment Date the amount of such excess to Seller by wire transfer in immediately available funds to the Seller Account;

provided, however, that no adjustment to the Purchase Price shall be made based on any event, change or circumstance occurring after the date of the August Balance Sheet, including any results from the operation of the business of the Company and its Subsidiaries from such date until the Closing Date.

          (e) Interest on Payments. Any payments required to be made by Seller or Buyer pursuant to Section 2.4(d) shall bear interest from the Closing through the date of payment at the rate of interest publicly announced by JPMorgan Chase Bank, N.A. or any successor thereto in New York, New York from time to time as its prime rate from the Closing to the date of each payment.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES REGARDING SELLER

          Except as otherwise disclosed to Buyer in a schedule delivered to Buyer by Seller prior to the execution of this Agreement (the "Disclosure Schedule") (it being understood that disclosure in one section shall be deemed to be disclosure for any other section as to which the applicability is reasonably apparent from the face of the disclosure), Seller hereby represents and warrants to Buyer as follows:

          Section 3.1 Organization of Seller; Authority. Seller is a corporation, duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as currently being conducted.

          Section 3.2 Authorization; Enforceability. Seller has all requisite corporate power and authority to execute and deliver this Agreement, to perform all obligations to be performed by it hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by all requisite corporate action on the part of Seller and its stockholders. This Agreement has been duly and validly executed and delivered by Seller, and, assuming the due authorization, execution and delivery of this Agreement by Buyer, this Agreement constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity.

          Section 3.3 No Conflict. The execution and delivery of this Agreement by Seller and the consummation of the transactions contemplated hereby by Seller, assuming all required filings, consents, approvals, authorizations and notices set forth on Section 3.3 of the Disclosure Schedule (collectively, the "Seller Approvals") have been made, given or obtained, do not and shall not:

          (a) violate or conflict with any Organizational Document of Seller;

          (b) violate or conflict with, in any material respect, any Law applicable to Seller or any of its assets, properties or businesses or require any filing with, consent, approval or authorization of, or notice to, any Governmental Authority; or

          (c) (i) conflict with, result in any breach of, constitute a default (or event which after notice or lapse of time or both, would become a default) under, or require any consent under any Contract to which Seller is a party or by which Seller may be bound, (ii) result in the termination of any such Contract, (iii) result in the creation of any Lien upon any of the Shares or any of the properties or assets of the Company or its Subsidiaries or (iv) constitute an event which, after notice or lapse of time or both, would result in any such breach, termination or creation of a Lien upon any of the Shares;

except in the case of clause (c) above, as would not reasonably be expected to have a Material Adverse Effect or have a material adverse effect on Seller or on the ability of Seller to enter into and perform its obligations under, and to consummate the transactions contemplated by, this Agreement.

          Section 3.4 Litigation. There is no (i) lawsuit or action before any Governmental Authority pending or, to the Knowledge of Seller, threatened by any Person against Seller or (ii) order or unsatisfied judgment from any Governmental Authority binding upon Seller that, in the case of both clauses (i) and (ii), would reasonably be expected to prevent or materially impede the ability of Seller to complete the transactions contemplated by this Agreement. There is no order or unsatisfied judgment from any Governmental Authority binding upon Seller that has, has had or would reasonably be expected to have an adverse effect on any Subsidiary or the Company that would be material to the Company and its Subsidiaries, taken as a whole, or would reasonably be expected to materially delay the consummation of the transaction contemplated by this Agreement or prevent or materially impede the ability of Seller to complete the transactions contemplated by this Agreement.

          Section 3.5 Brokers' Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders' fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by, or on behalf of, Seller.

                                   ARTICLE IV

    REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY AND THE SUBSIDIARIES

          Except as otherwise disclosed in the Disclosure Schedule (it being understood that disclosure in one section shall be deemed to be disclosure for any other section as to which the applicability is reasonably apparent from the face of the disclosure), Seller hereby represents and warrants to Buyer as follows:

          Section 4.1 Organization of the Company and its Subsidiaries; Authority. The Company and each Subsidiary is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has the requisite corporate, partnership or limited liability company authority and power to own or lease its assets and to conduct its business as currently being conducted. The Company and each Subsidiary is duly licensed or qualified in each jurisdiction in which the ownership or operation of its assets or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified would not reasonably be expected to have a Material Adverse Effect.

          Section 4.2 No Conflict. The execution and delivery of this Agreement by Seller and the consummation of the transactions contemplated hereby by Seller (assuming all of the Seller Approvals have been made, given or obtained) do not and shall not:

          (a) violate or conflict with any Organizational Document of the Company or its Subsidiaries;

          (b) violate or conflict with, in any material respect, any Law applicable to the Company or its Subsidiaries or any of their respective assets, properties or businesses or require any filing with, consent, approval or authorization of, or notice to, any Governmental Authority; or

          (c) (i) conflict with, result in any breach of, constitute a default (or event which after notice or lapse of time or both, would become a default) under, or require any consent under any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries may be bound, (ii) result in the termination of any such Contract, (iii) result in the creation of any Lien under any Contract on any of the properties or assets of the Company or its Subsidiaries or (iv) constitute an event which, after notice or lapse of time or both, would result in any such breach, termination or creation of a Lien on any of the properties or assets of the Company or its Subsidiaries;

except in the case of clause (c) above, as would not reasonably be expected to have a Material Adverse Effect.

          Section 4.3 Capitalization of the Company.

          (a) The Shares constitute all of the issued and outstanding shares of capital stock of the Company and have been duly authorized and are validly issued, fully paid and non-assessable and have not been issued and were not issued in violation of any preemptive or other similar right. Seller has good and valid title to, owns of record and owns beneficially, the Shares, free and clear of any Liens other than Liens that are set forth on Section 4.3 of the Disclosure Schedule and other than restrictions on transfer which arise under applicable securities Laws.

          (b) There are no outstanding options, warrants, rights or other securities convertible into or exchangeable or exercisable for equity securities of the Company, any other commitments, arrangements, agreements or rights providing for the issuance or sale of additional equity interests or the repurchase, redemption or other acquisition of equity interests of the Company, and there are no agreements of any kind which may obligate the Company to issue, purchase, redeem or otherwise acquire any of its equity interests. There are no voting agreements, proxies or other similar agreements or understandings with respect to the equity interests of the Company.

          Section 4.4 Capitalization of the Subsidiaries; Other Interests.

          (a) Section 4.4(a) of the Disclosure Schedule sets forth each of the Company's directly and indirectly owned Subsidiaries, each of which is a United States person within the meaning of Section 7701(a)(30) of the Code. Section 4.4(a) of the Disclosure Schedule sets forth the designation, par value and the number of authorized, issued and outstanding shares of capital stock or membership interests for each Subsidiary and the number and percentage ownership interest of the Company (if direct) or of the Company's Subsidiary (if indirect) in each such Subsidiary. All of the outstanding shares of capital stock or membership interests of each Subsidiary (i) are duly authorized and are validly issued, fully paid and non-assessable and have not been issued and were not issued in violation of any preemptive or other similar right and (ii) are owned of record and beneficially by the Company or its Subsidiary set forth on Section 4.4(a) of the Disclosure Schedule, in each case, free and clear of any Lien other than Permitted Liens or restrictions on transfer which arise under applicable securities Laws.

          (b) There are no outstanding options, warrants, rights or other securities convertible into or exchangeable or exercisable for equity interests of the Subsidiaries, any other commitments, arrangements, rights or agreements providing for the issuance or sale of additional equity interests or the repurchase, redemption or other acquisition of equity interests of the Subsidiaries, and there are no agreements of any kind which may obligate the Subsidiaries to issue, purchase, redeem or otherwise acquire any of their respective equity interests. There are no voting agreements, proxies or other similar agreements or understandings with respect to the equity interests of the Subsidiaries.

          (c) Neither the Company nor any Subsidiary owns any investment (whether equity or debt) in any corporation, partnership, limited liability company, joint venture, business, trust or other Person other than investments held by the Company or its Subsidiaries for the account of clients or as part of their ordinary course securities trading activities and interests held in the Subsidiaries.

          Section 4.5 Financial Statements; Undisclosed Liabilities.

          (a) Section 4.5(a) of the Disclosure Schedule sets forth (i) the unaudited consolidated balance sheet, together with the related unaudited consolidated statement of income, for the Company and its Subsidiaries as of and for the year ended December 31, 2004; (ii) the audited balance sheet, together with the related audited statement of income for Advest, Inc. ("Advest") as of and for the year ended December 31, 2004 (the financial statements referred to in clauses (i) and (ii), the "Annual Financial Statements"); and (iii) the unaudited consolidated balance sheet, together with the related unaudited consolidated statement of income, for the Company and its Subsidiaries as of and for the six (6) month period ended June 30, 2005 (the "Interim Financial Statements" and, together with the Annual Financial Statements, the "Financial Statements"). The Financial Statements, and all Focus reports filed by Advest with the SEC during and as of the periods covered by the Financial Statements (and in the case of Focus reports, through the month ended July 31, 2005), have been prepared based on the books and records of the Company or Advest, as applicable, have been prepared in accordance with GAAP (except as otherwise required by the rules and regulations of the SEC or any Self-Regulatory Organization in the case of the Focus reports or as indicated in the notes to the Financial Statements) consistent with past practice, and fairly present in all material respects the financial condition and results of operations of the Company or Advest, as applicable, as of the respective dates thereof or for the respective periods set forth therein.

          (b) Except (i) as reflected or adequately reserved against in the Financial Statements, (ii) liabilities which have been incurred since June 30, 2005 in the ordinary course of business consistent with past practice and (iii) as set forth on Section 4.5(b) of the Disclosure Schedule, there are no liabilities or obligations, secured or unsecured (whether absolute, accrued, contingent or otherwise), matured or unmatured that would have a Material Adverse Effect.

          Section 4.6 Absence of Certain Changes. Except as set forth on Section
4.6 of the Disclosure Schedule, from December 31, 2004 until the date of this Agreement, (a) there has not been any Material Adverse Effect, (b) the business of the Company and each Subsidiary has been conducted, in all material respects, only in the ordinary course of business consistent with past practice, (c) there has not been any material change in accounting methods, policies or practice, except as required by Law or GAAP and (d) there has not been any express or deemed election or settled or compromised liability with respect to material Taxes of the Company or any Subsidiary.

          Section 4.7 Contracts.

          (a) Section 4.7(a) of the Disclosure Schedule contains a true and complete list of the following Contracts in effect on the date of this Agreement to which the Company or any Subsidiary is a party (the "Material Contracts"):

                    (i) except for any intercompany Indebtedness that will be cancelled or converted to equity prior to Closing in accordance with
          Section 6.6 and the extension of margin loans in the ordinary course of business, each Contract for Indebtedness, involving an outstanding obligation in excess of $1,000,000;

                    (ii) each Contract involving a remaining commitment to pay capital expenditures with respect to its business in excess of $1,000,000;

                    (iii) each Contract for lease or sublease of personal property involving aggregate payments in excess of $1,000,000 in any calendar year;

                    (iv) (A) each employment Contract (1) for a non-broker employee involving aggregate payments in excess of $125,000 in any calendar year and (2) for the fifty (50) highest revenue producing broker employees for the year ended December 31, 2004, (B) each Contract providing retention, severance or guaranteed aggregate bonus payments in excess of $125,000 individually or $500,000 in the aggregate (except by operation of the severance plans of the Company or any of its Subsidiaries, generally), in each case that have not been paid in full as of the date of this Agreement, (C) each Contract with a former employee for consulting services providing for payments in excess of $500,000 in any calendar year and (D) each contract for compensation or benefits between any of Seller or its Affiliates (other than the Company and its Subsidiaries), on the one hand, and any employee of the Company or any of its Subsidiaries, on the other hand (each of (A), (B), (C) and (D) being an "Employer Contract");

                    (v) except as contemplated in Section 6.9, each material Contract between Seller or a Seller Affiliate (other than the Company and its Subsidiaries), on the one hand, and the Company or any Subsidiary, on the other hand, that obligates Seller or such Seller Affiliate to provide technical or other corporate resource support services to the Company or any Subsidiary;

                    (vi) each Contract that provides for a material limitation on the ability of the Company, Advest or Boston Advisors, Inc. to (A) compete in any line of business or with any Person or (B) hire any employees or consultants, in any geographic area during any period of time after the Closing that cannot be terminated by the Company or any Subsidiary upon thirty (30) days or less notice without payment of penalty in excess of $200,000;

                    (vii) each material Contract requiring the Company or any Subsidiary to deal exclusively with any Person or any Person to deal exclusively with the Company or any Subsidiary that cannot be terminated by the Company or any Subsidiary upon thirty (30) days or less notice without payment of penalty in excess of $200,000;

                    (viii) any Contract involving the acquisition or disposition (by merger, consolidation, acquisition or sale of stock or assets or otherwise) of any interest in, or any amount of property or assets of, any Person or business during the past three years that is, in each case, material to the Company and its Subsidiaries, taken as a whole;

                    (ix) any Contract providing for future payments or the acceleration or vesting of payments in excess of $500,000 as a result of the consummation of the transactions contemplated hereby;

                    (x) any Contract relating to any investments listed on
          Section 4.4(c) of the Disclosure Schedule that is material to the Company and its Subsidiaries, taken as a whole;

                    (xi) any Contract including any indemnification obligations of the Company or any Subsidiary, other than Contracts entered into in the ordinary course of business or any such obligations that are not material to the Company and its Subsidiaries, taken as a whole; and

                    (xii) all other Contracts, whether or not made in the ordinary course of business, that are material to the Company and its Subsidiaries, taken as a whole, or the absence of which would have a Material Adverse Effect.

          (b) True and complete copies of all Material Contracts have been made available to Buyer.

          (c) Each Material Contract (i) is in full force and effect and (ii) represents the legal, valid and binding obligation of the Company or its Subsidiary that is party thereto and, to the Knowledge of Seller, represents the legal, valid and binding obligation of the other parties thereto, in each case enforceable in accordance with its terms. Except as set forth on Section 4.7(c) of the Disclosure Schedule, neither the Company nor any Subsidiary and, to the Knowledge of Seller, no other party, is in material breach of any Material Contract, and none of Seller, the Company or any Subsidiary has received any written or, to the Knowledge of Seller, oral notice of termination or breach of any Material Contract. To the Knowledge of Seller, no condition or event exists which, with the giving of notice or the passage of time, or both, would constitute a violation or default of any material term of a Material Contract by the Company or any Subsidiary.

          Section 4.8 Intellectual Property and Technology Systems.

          (a) Except as set forth on Section 4.8(a) of the Disclosure Schedule,
(i) the Company or a Subsidiary is the sole owner of, or has a valid license to, all U.S. and foreign trademarks, service marks, trade names, corporate names, trade secrets, domain names, patents and copyrights (collectively, "Proprietary Rights"), material to the conduct of its business and the businesses of its Subsidiaries as currently conducted (such Proprietary Rights owned by or licensed to the Company or a Subsidiary, subject to such exception, collectively, the "Company Rights"), (ii) neither the Company nor its Subsidiaries have received any written claim or allegation from any Person in respect of the Company Rights which challenges the validity or enforceability of any such Company Rights, (iii) to the Knowledge of Seller, neither the Company nor any Subsidiary is in violation or infringement of any Proprietary Rights of any other Person, (iv) neither the Company nor any Subsidiary has received any written claim or allegation of such a violation or infringement of any Proprietary Rights of any Person, and (v) to the Knowledge of Seller, no Person is infringing or otherwise violating any Company Rights.

          (b) Section 4.8(b) of the Disclosure Schedule contains a complete and accurate list of all registered Proprietary Rights owned by the Company or a Subsidiary. To the Knowledge of Seller, the Company Rights are valid, subsisting and enforceable, and none are subject to any outstanding order, judgment, decree or agreement that would have a materially adverse effect on the Company's or its Subsidiaries' use thereof or its/their rights thereto. The Company and its Subsidiaries have taken all reasonable measures to protect the confidentiality of all trade secrets that are owned or used by the Company or its Subsidiaries, the disclosure of which could reasonably be expected to have a Material Adverse Effect, and since January 1, 2005, to the Knowledge of Seller, no such trade secrets have been used or disclosed to any Person except pursuant to a valid non-disclosure and/or license agreement which has not been breached in respect of the confidentiality of any such trade secret.

          (c) To the Knowledge of Seller, except as set forth on Section 4.8(c) of the Disclosure Schedule, upon consummation of the transactions contemplated by this Agreement, the Company or a Subsidiary will own or have a license to use all material computers, computer software, programs, databases, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and other information technology equipment ("IT Assets") and Company Rights that are currently used by the Company and its Subsidiaries in their business, except insofar as such IT Assets or Company Rights are contemplated to be provided or made available to the Company or a Subsidiary pursuant to Section
6.9 below. The Company and its Subsidiaries have taken commercially reasonable steps to provide for the back-up and recovery of the data and information critical to the conduct of its/their business.

          Section 4.9 Litigation.

          (a) Except as set forth on Section 4.9(a) of the Disclosure Schedule, there is no lawsuit, action or proceeding before any Governmental Authority that is pending or, to the Knowledge of Seller, threatened by any Person against the Company, any Subsidiary, a Company Fund or the Company Trust that (i) has, has had or would reasonably be expected to have an adverse effect on any Subsidiary or the Company that is material to the Company and its Subsidiaries, taken as a whole, or (ii) would reasonably be expected to prevent or materially impede the ability of Seller to complete the transactions contemplated by this Agreement. There is no order or unsatisfied judgment from any Governmental Authority that
(i) has, has had or would reasonably be expected to have an adverse effect on any Subsidiary or the Company that is material to the Company and its Subsidiaries, taken as a whole, or (ii) would reasonably be expected to prevent or materially impede the ability of Seller to complete the transactions contemplated by this Agreement.

          (b) Except as set forth on Section 4.9(b) of the Disclosure Schedule, to the Knowledge of Seller, (i) neither the Company, any Subsidiary, a Company Fund nor the Company Trust has been the subject of any investigation by any Governmental Authority since September 1, 2003, and (ii) neither the Company, any Subsidiary, a Company Fund nor the Company Trust has been the subject of any inquiry or enforcement action by the general counsel's office or the division of enforcement of any Governmental Authority since September 1, 2003.

          Section 4.10 Employee Benefit Plans.

          (a) Section 4.10(a) of the Disclosure Schedule contains a list of all "employee benefit plans" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), and all other employee compensation and fringe benefit plans or arrangements (including all deferred compensation, bonus, incentive and stock compensation plans but not including any employment Contract or any Contract providing retention, severance or guaranteed aggregate bonus payments, which is not an Employer Contract) maintained or contributed to by the Company or any Subsidiary for the benefit of their employees (collectively, the "Company Plans"). With respect to each Company Plan, true and complete copies of the following documents have been furnished to Buyer or were made available for inspection by Buyer prior to the date hereof, to the extent in each case that such documents exists: (i) current plan documents, plan amendments, and any other documents that establish the existence of the plan or arrangement, including any funding instruments; (ii) current summary plan descriptions and summaries of material modifications, if any; (iii) the most recent tax qualified determination letters, if any, received from (or applications pending with) the Internal Revenue Service; and (iv) the most recent Form 5500 Annual Reports and, to the Knowledge of Seller, the most recent financial statements and actuarial valuations prepared by third-party actuaries in connection with such plans. With respect to employees of the Company or any Subsidiary, Seller has no express or implied commitment to (i) create, incur liability with respect to or cause to exist any other employee benefit plan, program or arrangement, (ii) increase levels of compensation or benefits to any individual, (iii) enter into any contract or agreement to provide compensation or benefits to any individual or (iv) modify, change or terminate any Company Plan (other than as provided in this Agreement).

          (b) Each Company Plan has been administered in compliance with its terms and with the requirements of ERISA and the Code except, in each case, for any noncompliance which would not reasonably be expected to have an adverse effect on any Subsidiary or the Company that is material to the Company and its Subsidiaries, taken as a whole. The IRS has issued a favorable determination letter with respect to each Company Plan intended to qualify under Section 401(a) of the Code and the related trust that has not been revoked, and, to the Knowledge of Seller, there are no existing circumstances, and no events have occurred, that could adversely affect the qualified status of any such Company Plan or the related trust. No Company Plan is subject to Title IV of ERISA or the minimum funding requirement of Section 302 of ERISA or Section 412 of the Code.

          (c) To the Knowledge of Seller, there are no investigations or termination proceedings by any Governmental Authority or involving any Company Plan, nor has there occurred any nonexempt "prohibited transaction" (within the meaning of Section 4975 of the Code or Section 406 of ERISA) with respect to any Company Plan, except, in each case, for any noncompliance which would not reasonably be expected to have an adverse effect on any Subsidiary or the Company that is material to the Company and its Subsidiaries, taken as a whole.

          (d) No Company Plan is a "multiemployer plan" (as defined in Section 3(37) of ERISA).

          (e) There does not now exist, nor do any circumstances exist that could reasonably be expected to result in, any Controlled Group Liability except, in each case, for any circumstances which would not reasonably be expected to have an adverse effect on any Subsidiary or the Company that is material to the Company and its Subsidiaries, taken as a whole. Without limiting the generality of the foregoing, neither the Company, its Subsidiaries, nor any entity that, together with the Company or any Subsidiary of the Company, would be treated as a single employer under Section 414 of the Code (an "ERISA Affiliate"), has engaged in any transaction described in Section 4069 or Section 4204 or 4212 of ERISA. For purposes hereof, "Controlled Group Liability" means any and all liabilities (a) under Title IV of ERISA, (b) under the minimum funding requirements of Section 302 of ERISA or Section 412 of the Code, (c) under Section 4971 of the Code and (d) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and
Section 4980B of the Code.

          (f) Except as set forth on Section 4.10(f) of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any material payment (including severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of the Company or any Subsidiary under any Company Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Company Plan or (iii) result in any acceleration of the time of payment or vesting of any material benefits.

          (g) None of the Company Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of the Company or any Subsidiary.

          (h) To the Knowledge of Seller, Section 4.10(h) of the Disclosure Schedule lists the 2005 annual salary rate, 2004 bonus and targeted 2005 bonus, the date of employment and a description of the position of each current salaried employee, officer, director, consultant or agent who is employed or otherwise engaged by the Company or any Subsidiary with annual base compensation in excess of $100,000.

          Section 4.11 Taxes. Except as set forth on Section 4.11 of the Disclosure Schedule:

          (a) all material Tax Returns required to be filed by or on behalf of, or including, the Company or any Subsidiary (including the consolidated federal income Tax Return of Parent and any state, local or foreign income Tax Return that includes or should include the Company or any Subsidiary on a consolidated, combined or unitary basis) have been timely filed (taking into account extensions) with the appropriate Tax Authority and such Tax Returns were true and complete in all material respects;

          (b) all material Taxes shown as due on such Tax Returns (or otherwise due) have been timely paid in full;

          (c) there are no Liens (other than Permitted Liens) on any of the assets of the Company or its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax;

          (d) there are no written claims, actions or proceedings pending or, to the Knowledge of Seller, threatened for the assessment or collection of any material Taxes against the Company or any Subsidiary;

          (e) any power of attorney granted with respect to any matter relating to Taxes of the Company or any Subsidiary has been terminated or will be terminated prior to Closing;

          (f) (i) Section 4.11(f) of the Disclosure Schedule lists all material income, franchise and similar Tax Returns (federal, state, local and foreign) filed with respect to each of the Company and its Subsidiaries for taxable periods ended on or after December 31, 2001, and indicates all such material Tax Returns that are currently the subject of audit, and (ii) Seller has made available to Buyer correct and complete copies of all material (A) federal, state and foreign income, franchise or similar Tax Returns (in the case of any consolidated, combined or unitary Tax Returns that include entities other than the Company and its Subsidiaries by way of pro forma Tax Returns of the Company and its Subsidiaries) with respect to the Company or any Subsidiary for taxable periods ended on or after December 31, 2001 and (B) examination reports relating to and statements of deficiencies assessed against or agreed to by the Company or any Subsidiary for taxable periods ended on or after December 31, 2001.

          (g) none of the material Tax Returns of the Company or any Subsidiary is now under audit or examination by any Tax Authority and neither the Company nor any Subsidiary is a party to any litigation relating to Taxes;

          (h) there are no agreements or waivers providing for an extension of time with respect to the assessment or collection of any material Tax of the Company or any Subsidiary;

          (i) neither the Company nor any Subsidiary is currently the beneficiary of any extension of time within which to file any material Tax Return, nor is any written request for such an extension pending;

          (j) no written claim has been made by any Tax Authority in a jurisdiction where the Company or any Subsidiary does not file a Tax Return that it is or may be subject to taxation in that jurisdiction;

          (k) no Closing Agreement pursuant to Section 7121 of the Code (or any similar provision under requirements of Law) has been entered into that is binding on the Company or any of the Subsidiaries with respect to any taxable period after August 31, 2005;

          (l) neither the Company nor any Subsidiary is a party to any written Tax allocation or sharing agreement;

          (m) the Company and its Subsidiaries have complied, in all material respects, with all Laws relating to the withholding of Taxes and information reporting with respect to Taxes;

          (n) since the acquisition of the Company by The MONY Group Inc., neither the Company nor any Subsidiary has been a member of an affiliated or consolidated group for Tax purposes other than a group of which The MONY Group Inc., Seller or Parent is the parent, and, to the Knowledge of Seller, prior to the acquisition of the Company by The MONY Group Inc., neither the Company nor any Subsidiary was a member of any such group other than a group of which the Company was the parent;

          (o) neither the Company nor any Subsidiary has constituted a "distributing corporation" or a "controlled corporation" in any distribution of stock intended to qualify under Section 355(a) of the Code within the two (2) year period ending on the date of this Agreement;

          (p) neither the Company nor any Subsidiary has engaged in any "listed transaction" as defined in Treasury regulation section 1.6011-4(b)(2), and neither the Company nor any Subsidiary has promoted, marketed, offered to sell, sold or advised in respect of any "listed transaction";

          (q) set forth on Section 4.11(q) of the Disclosure Schedule is a list of transactions with respect to which the Company or any of its Subsidiaries filed a statement pursuant to Treasury regulations section 1.6011-4, and to the Knowledge of Seller such list reflects all transactions the Company or its Subsidiaries were required to file a statement with respect to; and

          (r) (i) Seller, the Company and each Subsidiary listed on Section 4.11(r) of the Disclosure Schedule are members of an "affiliated group" within the meaning of Section 1504(a) of the Code and Parent is the "common parent" of such affiliated group, (ii) Parent has filed, or will file prior to the Closing, a consolidated U.S. federal income Tax Return with the Company and each of its Subsidiaries listed on Section 4.11(r) of the Disclosure Schedule as members for the taxable year ending December 31, 2004, and (iii) Parent is eligible to make an election under Section 338(h)(10) of the Code with respect to the Company and each of the Subsidiaries listed on Section 4.11(r) of the Disclosure Schedule, provided, that no representation is made in respect of any comparable election under foreign, state or local Tax Law.

          Section 4.12 Environmental Matters.

          (a) Except as set forth on Section 4.12(a) of the Disclosure Schedule or as would not reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries are in compliance with all Environmental Laws.

          (b) To the Knowledge of Seller, except as set forth on Section 4.12(b) of the Disclosure Schedule, (i) the Company and each Subsidiary possess all material Permits necessary under Environmental Laws for it to own its assets and operate its business as currently conducted, (ii) all such material Permits are in full force and effect, and (iii) except as would not reasonably be expected to have an adverse effect on any Subsidiary or the Company that is material to the Company and its Subsidiaries, taken as a whole, there are no lawsuits or other proceedings pending or threatened before any Governmental Authority that seek the revocation, cancellation, suspension or adverse modification of such Permits.

          (c) Except as set forth on Section 4.12(c) of the Disclosure Schedule or as would not reasonably be expected to have an adverse effect on any Subsidiary or the Company that is material to the Company and its Subsidiaries, taken as a whole, (i) there are no lawsuits or actions under Environmental Laws before any Governmental Authority pending or, to the Knowledge of Seller, threatened by any Person against the Company or any Subsidiary and (ii) there is no order or unsatisfied judgment from any Governmental Authority under Environmental Laws that would reasonably be expected to have a Material Adverse Effect.

          (d) To the Knowledge of Seller, Hazardous Materials are not present at, on, under or emanating to or from any of the real property owned, leased or subleased by the Company or its Subsidiaries, or during the Company's ownership or occupancy of such property, on any property formerly owned, leased, used or occupied by the Company, except as would not reasonably be expected to have an adverse effect on any Subsidiary or the Company that is material to the Company and its Subsidiaries, taken as a whole.

          (e) Except as set forth in this Section 4.12, Seller makes no representation or warranty whatsoever relating to any environmental matters (including Hazardous Materials and Environmental Law).

          Section 4.13 Compliance with Laws. Except with respect to matters set forth on Section 4.13 of the Disclosure Schedule, the Company, its Subsidiaries, the Company Funds and the Company Trust are currently in compliance with all applicable Laws, except, in each case, for any noncompliance which would not reasonably be expected to have an adverse effect on any Subsidiary or the Company that is material to the Company and its Subsidiaries, taken as a whole. Except with respect to matters set forth on Section 4.13 of the Disclosure Schedule, to the Knowledge of Seller, during the period from September 1, 2003 until the date hereof, the Company, its Subsidiaries, the Company Funds and the Company Trust have been operating in compliance with (i) all applicable securities, insurance and investment-related Laws in a manner that was reasonable at the time when compared to the compliance standards and practices of the entities set forth in Exhibit K, considered as a whole, and (ii) all other applicable Laws, except in the case of clause (ii) for any noncompliance that would not reasonably be expected to have an adverse effect on any Subsidiary or the Company that is material to the Company and its Subsidiaries, taken as a whole.

          Section 4.14 Permits. Except with respect to Permits necessary under Environmental Laws (as to which certain representations and warranties are made pursuant to Section 4.12), the Company, its Subsidiaries and the Company Funds and the Company Trust possess all Permits necessary for them to own their assets and operate their businesses as currently conducted, except where the failure to possess such Permits would not reasonably be expected to have an adverse effect on any Subsidiary or the Company that is material to the Company and its Subsidiaries, taken as a whole. To the Knowledge of Seller, (a) all such Permits are in full force and effect and (b) there are no lawsuits or other proceedings pending or threatened in writing before any Governmental Authority that seek the revocation, cancellation, suspension or adverse modification thereof, except as would not reasonably be expected to have an adverse effect on any Subsidiary or the Company that is material to the Company and its Subsidiaries, taken as a whole.

          Section 4.15 Insurance. Section 4.15 of the Disclosure Schedule sets forth a summary description of all material policies of property, fire and casualty, product liability, workers' compensation and other insurance held by or for the benefit of the Company or its Subsidiaries as of the date of this Agreement (the "Policies"). There are no open claims with respect to the Policies, and to the Knowledge of Seller, no event or circumstance exists that could give rise to a claim under any Policy.

          Section 4.16 Labor Relations. As of the date of this Agreement, none of the Company and its Subsidiaries (a) is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any of its Subsidiaries and, to the Knowledge of Seller, there are no organizational campaigns, petitions or other unionization activities focusing on persons employed by the Company or any of its Subsidiaries which seek recognition of a collective bargaining unit and (b) is not subject to any strikes, material slowdowns or material work stoppages pending or, to the Knowledge of Seller, threatened in writing between the Company or any of its Subsidiaries and any group of their respective employees, except, in each case, as would not reasonably be expected to have an adverse effect on any Subsidiary or the Company that is material to the Company and its Subsidiaries, taken as a whole.

          Section 4.17 Bank Accounts. To the Knowledge of Seller, neither the Company nor any of its Subsidiaries maintains any bank account outside of the United States.

          Section 4.18 Real Property; Leases.

          (a) Section 4.18(a)(i) of the Disclosure Schedule contains a true, correct and complete list of (i) all leases, subleases and other occupancy agreements relating to the real property of the Company or its Subsidiaries listed in Section 4.18(a)(ii) of the Disclosure Schedule (the "Leased Real Property") and (ii) with respect to each of the Leased Real Properties, all existing leases, subleases, licenses, other occupancy agreements, estoppel certificates and nondisturbance agreements to which the Company or any of its Subsidiaries is a party as lessor or lessee thereunder or by which the Company or any of its Subsidiaries is bound as lessor or lessee thereunder, and all amendments, modifications, extensions and supplements thereto (collectively, the "Tenant Leases"), regardless of whether the terms thereof have commenced. To the Knowledge of Seller, Section 4.18(a)(iii) of the Disclosure Schedule contains, in all material respects, a true, correct and complete list of each location at which the Company or any of its Subsidiaries leases or subleases real property. Except as set forth in Section 4.18(a)(iv) of the Disclosure Schedule, neither the Company nor any Subsidiary owns any real property.

          (b) Except as set forth on Section 4.18(b) of the Disclosure Schedule, to the Knowledge of Seller, with respect to each lease or sublease relating to any of the real property leased or subleased by Company or its Subsidiaries, (i) such lease or sublease is legal, valid, binding, enforceable and in full force and effect and (ii) there exists no material default under any such lease or sublease by the Company or any Subsidiary which has not been cured and there has not occurred any event that (with the lapse of time or the giving of notice or both) would constitute a material default on the part of the Company or any of its Subsidiaries under any such lease or sublease.

          (c) Except as would not reasonably be expected to have an adverse effect on any Subsidiary or the Company, all Leased Real Property is in good operating condition, subject to normal wear and tear and normal industry practice with respect to maintenance.

          (d) Except as set forth in Section 4.18(d)(i) of the Disclosure Schedule, no tenant under any Tenant Lease for which the Company or a Subsidiary (each a "Company Tenant") is the lessee has paid rent more than one month in advance or is in arrears of rents or other payments due under the Tenant Leases and no security deposits held under the Tenant Leases have been applied. To the Knowledge of Seller, except in each case as would not reasonably be expected to have an adverse effect on the Company or any Subsidiary in any material respect,
(x) no Company Tenant is in default and there has not occurred any event that (with the lapse of time or the giving of notice or both) would constitute a default under any Company Tenant's Tenant Lease. Except as otherwise set forth in Section 4.18(d)(ii) of the Disclosure Schedule, all leasing, brokerage, finder and other similar fees and commissions which are due and payable by the Company with respect to the Tenant Leases for Company Tenants have been paid in full.

          Section 4.19 Personal Property. Except as set forth on Section 4.19 of the Disclosure Schedule or as would not reasonably be expected to have an adverse effect on any Subsidiary or the Company that is material to the Company and its Subsidiaries, taken as a whole, the Company and each Subsidiary has (a) good and marketable title to all of the personal property purported to be owned by it, (b) good and marketable title to the lessee interest in all personal property purported to be leased by it and (c) full right to hold and use all of the personal property used in or necessary to its businesses, each as currently conducted, and in each case, free and clear of all Liens except for Permitted Liens. Except for assets or properties required to provide support services pursuant to Section 6.9, as of the Closing Date, there will be no material assets or properties that are used in or necessary for the conduct of the business of the Company or any Subsidiary as presently conducted that are owned, leased or otherwise held by Seller or any Affiliate of Seller (other than the Company and its Subsidiaries).

          Section 4.20 Derivative Instruments. As of the date of this Agreement, each Derivative Instrument, whether entered into for the account of the Company or one of its Subsidiaries (which term, for purposes of this Section 4.20, does not include any Investment Company or other collective investment vehicle) or on a solicited basis for the account of a customer of the Company or one of its Subsidiaries, was entered into in the ordinary course of business and in accordance with applicable Laws and accounting standards and, to the Knowledge of Seller, in accordance with prudent business practice and with counterparties believed to be financially responsible at the time. The Company and each of its Subsidiaries have duly performed all of their respective obligations under each such Derivative Instrument to the extent that such obligations to perform have accrued, and there are no breaches, violations or defaults of such by the Company or any of its Subsidiaries and, to the Knowledge of Seller, there are no breaches, violations or defaults or allegations or assertions of such by any other party thereunder, except, in each case, as would not reasonably be expected to have an adverse effect on any Subsidiary or the Company that is material to the Company and its Subsidiaries, taken as a whole.

          Section 4.21 Investment Advisory Activities. Except, in each case, as would not reasonably be expected to have an adverse effect on any Subsidiary or the Company that is material to the Company and its Subsidiaries, taken as a whole:

          (a) each of the Investment Companies (or the trust or corporation of which it is a series) that is registered or required to be registered under the Investment Company Act (a "Company Fund") is governed by a board of trustees or directors (a "Fund Board") that satisfies the fund governance standards as defined in clauses (7)(i) through (vii) of Rule O-1 under the Investment Company Act;

          (b) to the Knowledge of Seller, the Fund Boards operate in conformity with the requirements and restrictions of the Investment Company Act;

          (c) the Company and its Subsidiaries have managed or sub-advised and, to the extent applicable, operated each Company Fund (which, for purposes of this Section 4.21(c), shall include Company Funds that are sub-advised by the Company or any of its Subsidiaries) in compliance with its respective objectives, policies and restrictions, including those set forth in the applicable prospectus and registration statement, if any, for that Company Fund; and

          (d) each material Client Contract (i) has been duly authorized, executed and delivered by the Company or its Subsidiary, as the case may be;
(ii) is a valid and legally binding agreement, enforceable against the Company or its Subsidiary which is a party thereto, and, to the Knowledge of Seller, each other party thereto; and (iii) complies in all respects with applicable Law. Neither the Company nor any Subsidiary is in material breach of any such material Client Contract.

          Section 4.22 Books and Records. The books of account, minute books, stock record books and other records of the Company and each Subsidiary are complete and correct in all material respects and, have been maintained in accordance with practices that are generally applicable to Seller and its subsidiaries. Complete and accurate copies of all minute books of the Company and Advest Inc. for the past five (5) years have been made available to Buyer.

          Section 4.23 No Other Representations or Warranties.

          (a) Notwithstanding anything to the contrary herein, it is the explicit intent of each Party, and the Parties hereby agree, that none of Seller or any of its Affiliates or Representatives has made or is making any representation or warranty whatsoever, express or implied, written or oral, including any implied representation or warranty as to the condition, merchantability, usage, suitability or fitness for any particular purpose with respect to the Shares, the Company and its Subsidiaries, their assets, or any part thereof, except those representations and warranties contained in this Agreement, and without in any way limiting the foregoing, Seller makes no representation or warranty to Buyer with respect to any financial projections, forecasts, budgets or the adequacy of future capital expenditures relating to the Company or its Subsidiaries.

                                   ARTICLE V

                REPRESENTATIONS AND WARRANTIES RELATING TO BUYER

          Except as otherwise disclosed to Seller in a schedule delivered to Seller by Buyer prior to the execution of this Agreement (it being understood that disclosure in one section shall be deemed to be disclosure for any other section as to which the applicability is reasonably apparent from the face of the disclosure), Buyer hereby represents and warrants to Seller as follows:

          Section 5.1 Organization of Buyer; Authority. Buyer is a corporation, duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Buyer is a registered broker and dealer as defined in Sections 3(a)(4) and 3(a)(5) of the Exchange Act.

          Section 5.2 Authorization; Enforceability. Buyer has all requisite corporate power and authority to execute and deliver this Agreement, to perform all obligations to be performed by it hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by all requisite corporate action on the part of Buyer. This Agreement has been duly and validly executed and delivered by Buyer, and, assuming the due authorization, execution and delivery of this Agreement by Seller, this Agreement constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity.

          Section 5.3 No Conflict. The execution and delivery of this Agreement by Buyer and the consummation of the transactions contemplated hereby by Buyer, assuming all required filings, consents, approvals authorizations and notices set forth on Schedule 5.3 (collectively, the "Buyer Approvals") have been made, given or obtained, does not and shall not:

          (a) violate or conflict with any Organizational Document of Buyer;

          (b) violate or conflict with, in any material respect, any Law applicable to Buyer or any of its assets, properties or businesses or require any filing with, consent, approval or authorization of, or notice to, any Governmental Authority; or

          (c) (i) conflict with, result in any breach of, constitute a default (or event which after notice or lapse of time or both, would become a default) under, or require any consent under any Contract, to which Buyer is a party or by which Buyer may be bound, (ii) result in the termination of any such Contract, (iii) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Buyer or (iv) constitute an event which, after notice or lapse of time or both, would result in any such breach, termination or creation of a Lien upon any of the properties or assets of Buyer;

except in the case of clause (c) above, as would not reasonably be expected to have a material adverse effect on Buyer or the ability of Buyer to enter into and perform its obligations under, and to consummate the transactions contemplated by, this Agreement.

          Section 5.4 Litigation. There is no material lawsuit or action before any Governmental Authority (or investigation or inquiry by any Governmental Authority, in each case, with respect to which written notice has been received) pending or, to the Knowledge of Buyer, threatened by any Person against Buyer that has, has had or would reasonably be expected to have a material adverse effect on the ability of Buyer to perform its obligations under this Agreement or would reasonably be expected to prevent or materially impede the ability of Buyer to complete the transactions contemplated by this Agreement. There is no order or unsatisfied judgment from any Governmental Authority binding upon Buyer that has, has had or would reasonably be expected to materially delay consummation of the transactions contemplated by this Agreement or prevent or materially impede the ability of Buyer to complete the transactions contemplated by this Agreement.

          Section 5.5 Brokers' Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders' fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by, or on behalf, of Buyer.

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

          Section 5.6 Financial Ability. Buyer has cash or cash equivalents on hand sufficient to fund the consummation of the transactions contemplated by this Agreement and satisfy all other costs and expenses arising in connection therewith.

          Section 5.7 Investment Representation. Buyer is purchasing the Shares for its own account with the present intention of holding the Shares for investment purposes and not with a view to or for sale in connection with any public distribution of the Shares in violation of any federal or state securities Laws. Buyer acknowledges that the Shares have not been registered under applicable federal and state securities Laws and that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is registered under applicable federal and state securities Laws or pursuant to an exemption from registration under applicable federal and state securities Laws.

          Section 5.8 Accredited Investor. Buyer (a) is an "accredited investor" as such term is defined in Rule 501(a) under the Securities Act and (b) has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Shares.

                                   ARTICLE VI

                                    COVENANTS

          Section 6.1 Conduct of Business. Seller covenants and agrees that, except as described on Section 6.1 of the Disclosure Schedule, from the date hereof until the Closing, neither the Company nor any Subsidiary shall conduct its business other than in the ordinary course and consistent with the Company's and such Subsidiary's past practice. Without limiting the generality of the foregoing, except as described on Section 6.1 of the Disclosure Schedule, as expressly contemplated by this Agreement or as consented to by Buyer in writing,
(a) Seller shall cause the Company and each Subsidiary to operate its business in the ordinary course and consistent with the Company's and such Subsidiary's past practice; (b) Seller shall cause each of the Company and its Subsidiaries to use its commercially reasonable efforts to (i) preserve intact its business, including its material Permits and its relationship with customers, suppliers and others having business relationships with the Company or any Subsidiary,
(ii) exercise (but only after written notice to Buyer and following either (A) Buyer's failure to provide a written response within ten (10) Business Days following such notice or (B) receipt of Buyer's prior written approval) any rights of renewal pursuant to the terms of any lease or sublease of real property or any Contract described in Section 6.1(c)(x) that, in each case, by their terms would otherwise expire; provided that any failure to comply with the obligations contained in this clause (ii) from the date of this Agreement until ten (10) Business Days following such date shall not constitute a breach or violation of such obligations, (iii) not engage in any practice, take any action, fail to take any action or enter into any transaction which would cause a failure of the conditions set forth in Section 8.2(a), (iv) not terminate the employment of (A) any employee listed in Exhibit E or (B) any employee whose Employer Contract is listed on Section 4.7(a)(iv)(A)(2) of the Disclosure

Schedule, except for good reason after reasonable consultation with Buyer and
(c) Seller shall cause the Company and each of its Subsidiaries not to:

                    (i) amend, restate or otherwise change its Organizational Documents;

                    (ii) make any distribution or declare, pay or set aside any dividend (in cash or property) with respect to, or split, combine, redeem, reclassify, purchase or otherwise acquire, directly or indirectly, any equity interests or shares of capital stock of, or other equity or voting interest in, the Company or any Subsidiary, or make any other changes in the capital structure of the Company or any Subsidiary; provided that Seller may cause the Company to distribute cash to Seller in an amount equal to the reserves for current Taxes payable and contingent Taxes (the "Tax Reserve") on the August Balance Sheet, such reserves with respect to current Taxes to be used by Seller to satisfy payment obligations under Section 7.2(b); provided, further, however, that if the August Balance Sheet is not finalized prior to Closing, Buyer shall pay Seller an amount equal to the Tax Reserve promptly upon finalization of the August Balance Sheet in lieu of any distribution by the Company to Seller with respect to such reserve;

                    (iii) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (A) any equity interest or capital stock of the Company or any Subsidiary, (B) any equity rights in respect of, security convertible into, exchangeable for or evidencing the right to subscribe for or acquire either (x) any equity interest or shares of capital stock of the Company or any Subsidiary or (y) any securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire any shares of the capital stock of, or other equity or voting interest in, the Company or any Subsidiary, (C) any instruments of Indebtedness (other than in the Company's or such Subsidiary's ordinary course of business consistent with past practice) or (D) any Derivative Instruments (other than in the Company's or such Subsidiary's ordinary course of business consistent with past practice);

                    (iv) materially change its accounting methods, policies or practices, except as required by applicable Law or GAAP;

                    (v) except as required pursuant to Law, an existing Company Plan or Contract, (A) make or agree to make any material increase in wages, salaries, compensation, pension or other fringe benefits or perquisites payable to any director, officer or employee, including any investment professional, (B) grant or agree to grant any severance or termination pay or enter into any Contract to make or grant any severance or termination pay, or pay or agree to pay any bonus or other incentive compensation to any director, officer or employee, including any investment professional, (C) grant or agree to grant or accelerate the time of vesting or payment of any benefits or awards under a Company Plan or other equity interests of the Company or any Subsidiary, (D) loan (other than margin loans within a brokerage account in the Company's or such Subsidiary's ordinary course of business consistent with the past practice or loans to newly hired brokers), amend any loan, or advance money or other property to any employee, (E) establish, adopt, amend, modify or terminate any Company Plan in any material respect or (F) enter into or materially amend any employment, consulting, service or similar contracts (other than agreements for newly hired employees in the Company's or such Subsidiary's ordinary course of business consistent with past practice with an annual base and incentive compensation opportunity not to exceed $250,000);

                    (vi) other than in the ordinary course of business consistent with past practice, acquire or dispose of, whether by purchase, merger, consolidation or sale, lease, pledge or other encumbrance of stock or assets or otherwise, any interest in any (A) corporation, partnership or other Person or (B) assets comprising a business or any other property or assets, in a single transaction or in a series of transactions;

                    (vii) other than in the ordinary course of business consistent with past practice, sell, assign, pledge, dispose of, transfer, lease, license, guarantee or encumber, or authorize the sale, pledge, disposition, transfer, lease, license, guarantee or encumbrance of, any amount of property or assets;

                    (viii) liquidate, dissolve, recapitalize or otherwise wind up its business or any portion thereof;

                    (ix) other than in the ordinary course of business consistent with past practice, (A) incur, create, assume or otherwise become liable for any Indebtedness, (B) make any material loans or advances of borrowed money or material capital contributions to, or material investments in, any other Person or (C) assume or guarantee the obligations of any other Person that are material to the Company;

                    (x) enter into any Contract pursuant to which the Company or any Subsidiary will make, or is reasonably expected to make, payments of more than $500,000 in the aggregate per annum or $1,000,000 over the life of such Contract, other than any Contract that can be terminated by the Company or any Subsidiary upon thirty (30) days or less notice without payment of penalty in excess of $200,000;

                    (xi) enter into, become subject to, amend, terminate or modify in any material respect any Contract of the type described in
          Section 4.7;

                    (xii) make or incur any capital expenditure requiring payments in excess of $1,000,000 individually or $2,000,000 in the aggregate;

                   (xiii) pay, discharge, settle or satisfy any material claim, action, proceeding, liability or other obligation or waive any material rights or material claims in respect of the business; or

                    (xiv) commit or agree, whether or not in writing, to do, or to authorize, any of the foregoing.

Notwithstanding anything contained in this Agreement, Seller may (and may permit the Company and its Subsidiaries to) (1) reduce, change, limit or terminate the operations of the Capital Markets Business (including any winding-up of such business and the sale of assets relating thereto) or take such other actions or measures in connection with any of the foregoing with respect to the Capital Markets Business or (2) terminate the employment of any employee of the Company or any Subsidiary who renders all or substantially all of his or her services to the Capital Markets Business (other than those employees whose names are set forth in Exhibit F); provided that Seller shall not (i) allow the gross trading position of the trading portfolios of the Capital Markets Business to exceed their levels as of the date hereof or (ii) take any of the actions described in clause (1) or (2) above that would adversely effect the Private Clients Business in any material manner unless Buyer shall have furnished its prior written consent, which consent shall not be unreasonably withheld or delayed.

          Section 6.2 Access. From the date hereof through the Closing, upon the prior request of Buyer, Seller shall afford to Buyer and its authorized Representatives reasonable access, during normal business hours and in such manner as not to unreasonably interfere with normal operation of the business of the Company and its Subsidiaries, to the properties, books, contracts, records and appropriate officers and employees of the Company and its Subsidiaries, and shall furnish such authorized Representatives with all financial and operating data and other information concerning the affairs of the Company and its Subsidiaries as Buyer and such Representatives may reasonably request; provided that neither Buyer nor its Representatives shall be permitted to collect or analyze any environmental samples (including building materials, indoor and outdoor air, surface and ground water, and surface and subsurface soils) without the prior written consent of Seller, which consent may be withheld by Seller in its sole discretion. Seller shall have the right to have a Representative present at all times during any such inspections, interviews and examinations. Additionally, Buyer shall hold, and shall cause its Affiliates and Representatives to hold, in confidence all such information on the terms and subject to the conditions contained in the Confidentiality Agreement and shall use (and shall cause its Affiliates and Representatives to use) such information solely for the purpose of considering the transactions contemplated hereby and not for any other commercial purpose (including soliciting or inducing any customer of the Company or any Subsidiary to establish an account, transfer an account or make any investment with or through Buyer or any of its Affiliates or Representatives). Notwithstanding the foregoing, Buyer shall have no right of access to, and Seller shall have no obligation to provide to Buyer, information relating to (a) bids received from others in connection with the transactions contemplated by this Agreement and information and analysis (including financial analysis) relating to such bids, (b) any information the disclosure of which, after consultation with legal counsel, Seller reasonably believes would jeopardize any privilege available to Seller, the Company or any Subsidiary or any Seller Affiliate relating to such information or (c) any information the disclosure of which, after consultation with legal counsel, Seller reasonably believes would result in a violation of Law.

          Section 6.3 Third-Party Approvals. Buyer and Seller shall (and shall each cause their respective Affiliates to) use commercially reasonable efforts to obtain all material consents and approvals of third parties that any of Buyer, Seller or their respective Affiliates are required to obtain in order to consummate the transactions contemplated hereby and maintain such consents in full force and effect once obtained. Seller shall, and shall cause the Company, to reasonably cooperate with Buyer in obtaining the consent of any party to the Contracts set forth on Section 4.8(c) of the Disclosure Schedule whose consent is required under such Contracts in connection with the consummation of the transaction contemplated hereby; provided that Seller shall have no liability in the event that such consents are not obtained so long as Seller shall have complied with its obligations under this sentence.

          Section 6.4 Regulatory Filings. From the date of this Agreement until the Closing:

          (a) Each of Buyer and Seller shall, and shall cause their respective Affiliates to, (i) as promptly as practicable (and, with respect to any continuance of membership submission with the NYSE and any filing pursuant to the HSR Act, in no event later than twenty (20) Business Days after the date hereof), make or cause to be made all filings required of such party or any of its Affiliates under any Laws (including the rules and regulations of any Governmental Authority) with respect to the transactions contemplated by this Agreement and to pay any fees due of it in connection with such filings, as promptly as is reasonably practicable, and in any event, (ii) cooperate with the other Party and furnish all information in such Party's possession that is necessary in connection with such other Party's filings, (iii) use commercially reasonable efforts to cause the expiration of the notice or waiting periods under the HSR Act and any other Laws (including the rules and regulations of the applicable Governmental Authority) with respect to the transactions contemplated by this Agreement as promptly as is reasonably practicable, (iv) promptly inform the other Party of any communication from or to, and any proposed understanding or agreement with, any Governmental Authority in respect of such filings, (v) consult and cooperate with the other Party in connection with any analyses, appearances, presentations, memoranda, briefs, arguments and opinions made or submitted by or on behalf of any Party in connection with all meetings, actions and proceedings with Governmental Authorities relating to such filings, (vi) comply, as promptly as is reasonably practicable, with any requests received by such Party or any of its Affiliates under the HSR Act and any other Laws for additional information, documents or other materials, (vii) use commercially reasonable efforts to resolve any objections as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement and (viii) use commercially reasonable efforts to contest and resist any action or proceeding instituted (or threatened in writing to be instituted) by any Governmental Authority challenging the transactions contemplated by this Agreement as violative of any Law. If a Party intends to participate in any meeting with any Governmental Authority with respect to such filings, it shall give the other Party reasonable prior notice of, and an opportunity to participate in, such meeting. Without limiting any of Seller's obligations contained in this Section 6.4, Buyer shall coordinate, and assume primary responsibility for managing, any required continuance of membership or other application, notice filing or other required submission (each in respect of the transactions contemplated by this Agreement) with or to (i) the NYSE, (ii) the NASD, (iii) any state securities commission or other authority and (iv) any other applicable Self-Regulatory Organization. In connection with any such continuance of membership or other application, notice filing, or other required submission, Buyer shall (i) permit Seller and its counsel to review forms of all materials to be submitted in connection therewith in advance, (ii) consider in good faith the views of Seller and its counsel with respect thereto and (iii) provide Seller and its counsel with copies of all materials submitted in connection therewith and all correspondence from the applicable Governmental Authority or Self-Regulatory Organization with respect thereto; provided, however, that to the extent that any such materials contain information that Buyer, in good faith, deems to be proprietary or competitively sensitive in nature ("Proprietary Information"), Buyer shall not be required to provide any portion of such materials which contains Proprietary Information to any Person other than Seller's internal legal counsel and outside legal counsel and such Persons shall not further disclose such materials to any other Person (except to the extent required by Law); provided further that prior to any such disclosure to Seller's outside legal counsel, such counsel shall acknowledge in writing that it is bound by the terms and conditions of the Confidentiality Agreement as if it were a Party thereto.

          (b) In connection with any such filings, Buyer shall cooperate in good faith with Governmental Authorities and undertake promptly any and all action reasonably required to complete lawfully the transactions contemplated by this Agreement, including proffering and consenting to a governmental order providing for the sale or other disposition, or the holding separate, of particular assets, categories of assets or lines of business, either of the Company's or the Subsidiaries' or of Buyer or any of its Affiliates, except to the extent such assets or lines of business are material in relation to the Company and its Subsidiaries, taken as a whole. The entry by any Governmental Authority of a governmental or regulatory order permitting the consummation of the transactions contemplated hereby but requiring any of the assets or lines of business of Buyer or its Affiliates (other than assets or lines of business that are material in relation to the Company and its Subsidiaries, taken as a whole), to be held separate thereafter (including the business and assets of the Company and its Subsidiaries) shall not be deemed to be a failure to satisfy any of the conditions set forth in Article VIII.

          Section 6.5 Employee and Benefit Matters.

          (a) For at least one (1) year following the Closing, Buyer shall provide or cause to be provided to the individuals who, immediately prior to the Closing, are employees of the Company or any Subsidiary, and following the Closing, continue to be employees of Buyer or any of its subsidiaries ("Company Employees"), the same base salary and opportunity to earn a similar bonus provided immediately prior to the Closing by the Company to each Company Employee and employee benefits that are comparable in the aggregate to those provided to similarly situated employees of Buyer. The preceding sentence shall not preclude Buyer or its subsidiaries at any time following the Closing from terminating the employment of any Company Employee. Buyer shall honor or shall cause its subsidiaries to honor, and nothing contained herein shall be construed to limit, the rights and obligations of the Company, any of its Subsidiaries and any current or former employee or other personnel (and, where applicable, the dependents and beneficiaries of any such employees or other personnel) under each Company Plan.

          (b) Each Company Employee shall be given credit for all service with the Company and its Subsidiaries and their respective predecessors under any plans or arrangements providing vacation, sick pay, severance or retirement benefits maintained by Buyer or any of its subsidiaries in which such Company Employees participate for purposes of eligibility and vesting to the extent past service was recognized for such Company Employees under the comparable plans of the Company or any Subsidiary immediately prior to the Closing. Notwithstanding the foregoing, nothing in this Section 6.5(b) shall be construed to require crediting of service that would result in (i) duplication of benefits, (ii) service credit for benefit accruals under a defined benefit pension plan, (iii) service credit under a newly established plan for which prior service is not taken into account, (iv) employer contributions for any 401(k) plan or defined contribution or benefit plan or (v) service credit under any equity compensation plan or (vi) service credit for purposes of eligibility and vesting under any retiree medical plan or other retiree welfare plan.

          (c) Buyer shall or shall cause its subsidiaries, to the extent possible under the applicable contract, agreement or arrangement, (i) to waive all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Company Employees under any welfare benefit plans, programs or arrangements offered by Buyer to the extent that such conditions, exclusions or waiting periods did not apply to a Company Employee under the applicable welfare benefit plans of the Company or a Subsidiary prior to the Closing and (ii) for the plan year in which the Closing Date occurs, to credit each Company Employee with any co-payments and deductibles paid prior to any such change in satisfying any applicable deductible or out-of-pocket requirements after such change.

          (d) Prior to the Closing, Seller shall cause the Company to take all actions reasonably necessary to terminate the Advest Thrift Plan effective immediately prior to the Closing, including adopting resolutions of the Company's Board of Directors.

          (e) Prior to the Closing Date, Buyer shall establish and maintain the retention plan described in Exhibit G. The aggregate amount payable pursuant to such retention plan shall not be less than the amount set forth in Exhibit G, subject to participants meeting the retention and other requirements of such retention plan. Such retention plan shall be effective upon the Closing and contingent on the occurrence thereof.

          (f) Prior to the Closing Date, Seller shall cause the Company to establish and maintain the retention plan described in Exhibit H. The aggregate amount payable pursuant to such retention plan shall not be less than the amount set forth in Exhibit H, subject to participants meeting the retention and other requirements of such retention plan.

          (g) As soon as practicable following the date hereof, but not later than October 31, 2005, Seller shall cause the Company to amend the Advest Deferred Compensation Plans to provide that participants shall cease to accrue benefits and shall not receive further service credit or income credit for purposes of computing benefits thereunder as of October 31, 2005; provided that participants shall continue to receive earnings credit on accrued benefits in accordance with the applicable plan. Prior to the Closing or, if earlier, December 31, 2005, Seller shall cause the Company to amend the AE Plan to provide that, on or as soon as practicable following June 30, 2007, the benefits then outstanding under the AE Plan shall be paid to participants in a lump sum, and to provide that the exception in Section 3.4(e) applicable to certain terminations of employment occurring following a change of control of the Company shall not apply following the Closing. The amendments described in this
Section 6.5(g) shall be conditioned upon the occurrence of the Closing and upon the participants providing any necessary consents thereto. Neither Seller's compliance with the covenants in this Section 6.5(g) or the consequences thereof shall constitute a breach of any representation or warranty or give rise to indemnification under this Agreement.

          Section 6.6 Intercompany Accounts. Except as set forth on Section 6.6 of the Disclosure Schedule or otherwise contemplated by this Agreement, at or prior to the Closing, Seller shall have caused all intercompany accounts between the Company or its Subsidiaries, on the one hand, and Seller and its Affiliates (except the Company and its Subsidiaries) on the other hand, to have been converted to equity or be eliminated without the transfer of cash from the Company and its Subsidiaries and without the Company and its Subsidiaries incurring or retaining any liability with respect thereto.

          Section 6.7 Seller Marks.

          (a) Except as provided in Sections 6.7(b) and (c) below, Buyer shall obtain no right, title, interest, license or any other right whatsoever to use the words AXA Financial; AXA Equitable Life Insurance Company; AXA Advisors, LLC; Alliance Capital Management, L.P.; Sanford C. Bernstein & Co., LLC; AXA Distributors, LLC; Frontier Trust Company; Equitable Accumulator(R); MONY Life Insurance Company; MONY Life Insurance Company of America and U.S. Financial Life Insurance Company, the AXA and related logos or any trademarks containing or comprising the foregoing, or any trademark confusingly similar thereto or dilutive thereof (collectively, the "Seller Marks"). From and after the Closing, Buyer agrees that it shall (i) cause the Company and each Subsidiary to cease using the Seller Marks in any manner, directly or indirectly, (ii) remove, strike over or otherwise obliterate all Seller Marks from all assets and all other materials owned, possessed or used by the Company or any Subsidiary and
(iii) use commercially reasonable efforts to cause any third parties using or licensing the Seller Marks on behalf of or with the consent of the Company or any Subsidiary, to remove, strike over or otherwise obliterate all of the Seller Marks from all materials owned, possessed or used by such third parties. The Parties agree, because damages would be an inadequate remedy, that Seller shall be entitled to seek specific performance and injunctive relief as remedies for any breach thereof in addition to other remedies available at law or in equity.

          (b) Permitted Transitional Use. Notwithstanding Section 6.7(a), Buyer shall, for a period of forty-five (45) Business Days after the Closing Date (the "Transition Period"), be entitled to use the Seller Marks in connection with such limited uses as cannot reasonably be promptly terminated, including the uses further specified in this Section 6.7(b) ("Limited Uses"), however, for the avoidance of doubt, the use of the Seller Marks in connection with e-mail addresses, and as a referral or pointer to the acquired website must be ceased as promptly as possible, and in any event within thirty (30) days following the Closing Date. Limited Uses shall include Buyer's use of the Company's and its Subsidiaries' existing stocks of signs, letterheads, invoice stock, advertisements and promotional materials, inventory and other documents and materials ("Existing Stock") containing the Seller Marks. By the close of the Transition Period, Buyer shall have caused the Company and its Subsidiaries to remove, delete or obliterate all of the Seller Marks from such Existing Stock, e-mail addresses, referrals and pointers, or to cease the use of the same.

          (c) Permitted Nominative Use. Notwithstanding anything to the contrary in this Agreement, Buyer shall have the right to: (i) keep records and other historical or archived documents containing or referencing the Seller Marks,
(ii) refer to the historical fact that the business of the Company and its Subsidiaries was previously conducted under the Seller Marks, provided that with respect to any such reference, Buyer shall not use the Seller Marks as trademarks or otherwise to promote any products or services and shall make explicit that Buyer and its Affiliates are no longer affiliated with Seller or any of Seller's Affiliates, and (iii) use the Seller Marks as otherwise permitted under U.S. trademark law, including for example the lawful and non-infringing use of such marks in comparative advertising.

          Section 6.8 Books and Records. From and after the Closing:

          (a) Seller and its Affiliates may retain a copy of any or all of the data room materials and other books and records relating to the business or operations of the Company and its Subsidiaries on or before the Closing Date.

          (b) Buyer shall preserve and keep a copy of all data room materials and all books and records relating to the business or operations of the Company and its Subsidiaries on or before the Closing Date in Buyer's possession for a period of at least seven (7) years after the Closing Date. After such seven (7) year period, before Buyer shall dispose of any such data room materials or books and records of or relating to the Capital Markets Business, Buyer shall give Seller at least forty-five (45) days prior written notice to such effect, and Seller shall be given an opportunity, at its cost and expense, to remove and retain all or any part of such data room materials and books and records as Seller may select. Upon reasonable advance notice and during normal business hours, Buyer shall provide to Seller reasonable access to such data room materials and books and records as remain in Buyer's possession and reasonable access to the properties and employees of the Company and its Subsidiaries in connection with matters relating to the business or operations of the Company and its Subsidiaries on or before the Closing Date and any disputes relating to this Agreement.

          Section 6.9 Transitional Support.

          (a) For a period of up to six (6) months from the Closing Date, Seller agrees that it or its Affiliates will continue to provide the support services to the Company and its Subsidiaries that are currently provided (and on substantially the same terms, conditions, fees (less any service credits, rebates or fee adjustments entitled to the Company from third party vendors or as otherwise specified in the Manual, as defined below) and levels of service, including frequency, functionality and quality, as such services are currently being provided to the Company and its Subsidiaries) pursuant to (i) the Manual of Procedures Relating to Infrastructure Technology Management Services, dated January 1, 2005 (the "Manual"), promulgated under, and including, the Services Agreement between The Equitable Life Assurance Society of the United States and The Advest Group, Inc., dated July 8, 2004 (the "Services Agreement"), and (ii) any other Contract in effect as of the date of this Agreement between or among the Seller, Company and any of their Affiliates; provided that neither Seller nor its Affiliates will be required to provide any services referred to in
Exhibit I as "Excluded Services." For purposes hereof, support services shall include Information Technology ("IT"), personnel, property, management, administrative and other corporate support services and any technology updates, enhancements, improvements or upgrades in progress as of the Closing Date. The fees referred to in the Manual shall be appropriately adjusted for the period after the Closing Date to reflect (i) services referred to in the Manual that are actually provided to the Company or its Subsidiaries after the Closing Date pursuant to this Section 6.9(a) and (ii) the time period during which each such service is provided. If the Company no longer wishes to receive certain services set forth in the Manual at any time during the period referred to in this clause, the Company shall give Seller at least forty-five (45) days prior written notice thereof, and the fees (taking into account any applicable service credits, rebates or fee adjustments) set forth in the Manual shall be reduced proportionally or, if such fees were already paid, a refund shall be issued to the Company for the pro rata share of the fees for the services no longer being provided. Prior to the expiration of such six (6) month period, Buyer may elect, by written notice to be delivered to Seller no later than twenty (20) Business Days prior to such expiration, to extend such service period one time for an additional six (6) months.

          (b) During the period referred to in clause (a), including any extension thereunder, upon the reasonable request of the Company, Seller or an Affiliate of Seller (or, with the consent of the Company, which consent shall not be unreasonably withheld, a third party contractor engaged by Seller) will provide the Company with the following services: (i) the services listed in
Exhibit I (referenced in such section as "Included Services"); (ii) any services referred to in the Manual and not provided pursuant to Section 6.9(a); and (iii) other support services currently being provided to the Company or its Subsidiaries by a third party contractor engaged by Seller or its Affiliates, other than the Excluded Services. In addition, Seller or one of its Affiliates (or, with the consent of the Company, which consent shall not be unreasonably withheld, a third party contractor engaged by Seller) will provide additional services, which shall be similar in scope and function to those services contemplated by the immediately preceding clauses (i), (ii) or (iii), as shall be reasonably requested by the Company; provided that Seller shall not be required to perform any such additional services if Seller determines, in its reasonable business judgment, that it does not have the capability or the resources to perform such additional services, taking into account the Company's willingness to pay Seller's reasonable fees, costs and expenses incurred in connection with the provision of such additional IT services. All of the services contemplated by this Section 6.9(b) shall be performed on such terms and subject to such conditions as shall be mutually agreed in good faith by the Parties; provided that such terms and conditions shall include the prompt reimbursement of Seller's and its Affiliates' reasonable costs and expenses, but not exceed such costs and expenses, incurred in connection with the provision of such services, based on periodic invoices therefor to be submitted by Seller to Buyer. The Buyer shall, or shall cause the Company, to promptly reimburse the Seller for all such costs and expenses.

          (c) If, during the initial six (6) month transition period set forth in Section 6.9(a), the Company identifies any Proprietary Rights, other than trademarks, service marks, trade names, domain names, and corporate names, that
(1) are owned by or exclusively licensed to Seller or its Affiliates, (2) were used by the Company as of the date hereof, (3) are reasonably necessary for the business of the Company as conducted at the date hereof, and (4) in the case of Proprietary Rights that are licensed to the Seller or an Affiliate, are sublicensable to non-Affiliates by the terms of the relevant agreement, then the Parties shall negotiate in good faith the terms and conditions of a non-exclusive right and license to use such Proprietary Rights after the transitional period, or in the case of Proprietary Rights owned by the Seller or an Affiliate, a covenant not to sue the Company or its Affiliates, solely in connection with the operation of the Company's business and in any event only for so long as the Company cannot with commercially reasonable efforts procure equivalent rights from a third party. Any such licensed rights or covenant not to sue (which shall, in the case of Proprietary Rights sublicensed to the Company pursuant to this Section 6.9(c), include any indemnities provided to the Seller and permitted to be passed through to Buyer by the terms of the relevant agreement, whereby Seller shall not be held responsible by Buyer for any claims on the part of Buyer under such indemnities, but shall reasonably cooperate with Buyer on its attempts to recover under such indemnities) shall not be sublicensable by the Company or any of its Subsidiaries or used by any entity other than the Company or any of its Subsidiaries (or if the Company is combined with another entity, that part of such entity represented by the Company); provided that the Company or any of its Subsidiaries may make available its rights under this Section 6.9(c) to any third party consultant or contractor engaged by the Company or any of its Subsidiaries in respect of the use of such rights in the Company's business, and such rights shall only be available to such third party consultant or contractor for such engagement. If, in the context of such a negotiation, the Parties are unable to agree on the terms and conditions of such a license, the Parties shall obtain an independent commercial valuation of the license requested by Seller, and if the independent commercial valuation is not acceptable to both Parties, the Parties shall thereafter submit any remaining disputes about the terms and conditions to arbitration, the outcome of which shall be determinative. Notwithstanding the foregoing, this
Section 6.9(c) shall not apply unless the Company, despite its reasonable efforts, is unable to obtain commercially reasonable alternatives to such Proprietary Rights. Notwithstanding the terms of Article IX, none of the Buyer Indemnified Parties shall have any claim against Seller or its Affiliates in respect of a breach or alleged breach of solely the representation set forth in the first sentence of Section 4.8(c) with respect to any matter identified by the Company under this Section 6.9(c) with respect to which Seller and its Affiliates have complied with their obligations under this Section 6.9(c).

          Section 6.10 Client Consents; Compliance with Investment Company Act
Section 15.

          (a) Seller shall cause the Company to use its commercially reasonable efforts to send, within a reasonable period following the date hereof (but in any event prior to the Closing), to each Separate Account Client and Wrap Fee Account a consent request (which consent request, to the extent permitted under applicable Law, may be in the form of a negative consent request) to assignment substantially in the form attached hereto as Exhibit J to the extent required by Law. Seller agrees to cause the Company to use its commercially reasonable efforts to obtain the consents of each Separate Account Client, Wrap Fee Account and Investment Company (other than Company Funds, which are addressed in Section 6.10(b)), to any assignment of the applicable Client Contract, to take effect upon the Closing.

          (b) Seller shall cause the Company to use its commercially reasonable efforts to seek, within a reasonable period following the date hereof (but in any event prior to the Closing), the approval by the board of directors (or equivalent) of each Company Fund (which, for purposes of this Section 6.10(b), shall include Company Funds that are sub-advised by the Company or any of its Subsidiaries) acting in accordance with Section 15(c) of the Investment Company Act and Rule 15a-4 thereunder of interim investment advisory agreements with the appropriate Subsidiary (including, if and to the extent applicable, interim sub-advisory agreements between Buyer, the appropriate Subsidiary and the investment adviser to the relevant Company Fund) with respect to each Company Fund to be effective at the Closing Date (the "Interim Advisory Agreements"). Seller agrees to cause the Company to use its commercially reasonable efforts to obtain such approvals as may be necessary to approve the Interim Advisory Agreements with respect to the Company Funds.

          (c) With respect to each Company Fund for which each approval contemplated in Section 6.10(b) is obtained prior to the Closing, Seller agrees to cooperate with Buyer's efforts to cause to be prepared and filed with the SEC proxy materials for meetings of the shareholders of such Company Fund in order that such meetings be held within 150 days following the Closing Date, at which the approval of the shareholders of such Company Fund will be sought for new advisory agreements with respect to such Company Fund and for such other matters as may be required by the Investment Company Act.

          (d) For the avoidance of doubt, none of the consents contemplated in this Section 6.10 shall be a condition to Buyer's obligation to consummate the transactions contemplated by this Agreement.

          (e) Buyer acknowledges that Seller has entered into this Agreement in reliance upon the benefits and protections provided by Section 15(f) of the Investment Company Act. In that regard, Buyer shall not take, or fail to take, any action not contemplated by this Agreement that would have the effect, directly or indirectly, of causing the requirements of any of the provisions of
Section 15(f) of the Investment Company Act not to be met in respect of this Agreement and the transactions contemplated hereby. In addition, Buyer shall conduct its business and shall, subject to applicable fiduciary duties to the Investment Company, use its reasonable best efforts to conduct its business, so as to assure that, insofar as within the reasonable control of Buyer:

                    (i) for a period of three (3) years after the Closing Date, at least seventy-five percent (75%) of the members of the Board of Directors or trustees of each Investment Company that is registered under the Investment Company Act and that continues following the Closing Date its existing or a replacement Client Contract with Buyer, are not (A) "interested persons" of the investment adviser or investment sub-adviser of such Investment Company after the Closing Date, or (B) "interested persons" of the present investment adviser or investment sub-adviser of such Investment Company; and

                    (ii) there is not imposed on any Investment Company an "unfair burden" as a result of the transactions contemplated by this Agreement, any payments in connection therewith or any arrangements or understandings applicable thereto.

          Section 6.11 Further Assurances. Subject to the terms and conditions of this Agreement, at any time or from time to time after the Closing, at any Party's request and without further consideration, the other Party shall execute and deliver to such Party such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions and execute and deliver such other documents as such Party may reasonably request in order to consummate the transactions contemplated by this Agreement.

          Section 6.12 Non-Competition: Non-Solicitation.

          (a) Subject to Section 6.12(b), for a period of two (2) years after the Closing (the "Restricted Period"), neither Seller nor any of its Affiliates shall acquire or own securities having more than twenty percent (20%) of the outstanding voting power of any Person listed in Exhibit K (each a "Competing Business"), other than any acquisition or ownership of such securities made on behalf of clients in the ordinary course of Seller's or such Affiliate's investment management business.

          (b) Notwithstanding anything in this Section 6.12 to the contrary, Seller may, during the Restricted Period, acquire control of, or merge or consolidate with, a Person that directly or indirectly owns a Competing Business (an "Acquired Competing Business"); provided that within thirty (30) days of the acquisition of such Person, Seller shall provide a notice to Buyer describing in reasonable detail such Acquired Competing Business and Buyer shall have the exclusive right for thirty (30) days thereafter to offer to purchase such Competing Business (a "Buyer Offer"). If Seller does not accept the Buyer Offer, Seller shall thereafter use commercially reasonable efforts to dispose of the Acquired Competing Business as promptly as reasonably practicable.

          (c) For the Restricted Period, Seller and its Affiliates shall not in any way, directly or indirectly, knowingly solicit any officers, employees, Representatives or agents of the Company or any Subsidiary (or any officer, employee, Representative or agent of Buyer (or any successor thereto) if such Person was an officer, employee, Representative or agent of the Company or any Subsidiary immediately prior to the Closing) to leave the employ of the Company, any Subsidiary or Buyer (or any successor thereto), as the case may be, or violate the terms of their contracts, or any employment arrangements, with the Company or any Subsidiary; provided, however, that the foregoing shall not be construed to prohibit or restrict (i) any general solicitation or advertisement not specifically targeted to or reasonably expected to specifically target officers, employees or Representatives or agents of the Company or any Subsidiary in respect of such matters that would violate this Section 6.12(c) or
(ii) the hiring of any officers or employees of the Company or any Subsidiary in respect of which Buyer has terminated the employment with the Company and any Subsidiary.

          (d) Seller acknowledges that the covenants of Seller set forth in this
Section 6.12 are an essential element of this Agreement and that, but for the agreement of Seller to comply with these covenants, Buyer would not have entered into this Agreement. Seller acknowledges that this Section 6.12 constitutes an independent covenant that shall not be affected by performance or nonperformance of any other provision of this Agreement by Buyer. Seller has independently consulted with its counsel and after such consultation agrees that the covenants set forth in this Section 6.12 are reasonable and proper. Seller agrees and acknowledges that remedies at law for any breach of its obligations under this
Section 6.12 are inadequate and that in addition thereto Buyer shall be entitled to seek equitable relief, including injunction and specific performance, in the event of any such breach.

          Section 6.13 Insurance. Prior to the Closing, Seller shall purchase, if available, such "tail" insurance coverage as Buyer may request for its existing "claims made" director and officer, crimes/fidelity and professional liability insurance policies; provided that, with respect to the purchase of such insurance coverage, Buyer shall promptly reimburse Seller for all insurance premiums and costs or expenses incurred by Seller in order to obtain such insurance coverage.

          Section 6.14 Inactive Entities. Prior to the Closing, Seller shall use commercially reasonable efforts to cause the wind-up and dissolution of Advest Transfer Services, Inc. and Advest Mortgages, Inc.

          Section 6.15 Company Trust. Prior to the Closing, the Parties shall cooperate in good faith to determine whether the Company or any Subsidiary is permitted to hire the employees of the Company Trust and receive the assets of the Company Trust in connection with the consummation of the transactions contemplated hereby; provided that in the event that any such employees are hired or any such assets are received by the Company or any Subsidiary, no consideration in excess of the Purchase Price shall be required to be paid therefor. Notwithstanding any provision contained in this Agreement, none of Buyer, the Company or the Subsidiaries shall be required to hire any employees of the Company Trust or receive any assets of the Company Trust.

                                   ARTICLE VII

                                   TAX MATTERS

          Section 7.1 Section 338(h)(10) Election.

          (a) Buyer, Parent and Seller shall join in timely making an election under Section 338(h)(10) of the Code (the "Federal Election"), and, where eligible to do so, any comparable election under foreign, state or local Tax Law (the "Non-Federal Elections"), with respect to the Company and its Subsidiaries listed on Schedule 4.11(r) (collectively, the "Elections"), and shall cooperate in the completion and timely filing of any Tax forms or other documents required for such elections in accordance with the provisions of Section 1.338(h)(10)-1 of the Treasury regulations (or any comparable provisions of foreign, state or local Tax Law). Buyer and Seller agree that the Purchase Price and the liabilities of the Company and its Subsidiaries listed on Section 4.11(r) of the Disclosure Schedule (plus other relevant items) will be allocated to the assets of the Company and its Subsidiaries listed on Section 4.11(r) of the Disclosure Schedule for all applicable Tax purposes in a manner consistent with Section 338(h)(10) of the Code and the Treasury regulations thereunder. Within sixty
(60) calendar days after the Closing Date, Buyer shall provide Seller with a proposed schedule (the "Allocation Schedule") allocating all such amounts as provided herein. The Allocation Schedule shall become final and binding on the Parties hereto (including the Company and its Subsidiaries) sixty (60) calendar days after Buyer provides such schedule to Seller, unless Seller objects in writing to Buyer, specifying the basis for its objection and preparing an alternative allocation. If Seller does object, Buyer and Seller shall in good faith attempt to resolve the dispute within sixty (60) calendar days of written notice to Buyer of Seller's objection. Any such resolution shall be final and binding on the Parties hereto (including the Company and its Subsidiaries). Any unresolved disputes shall be promptly submitted to the Reviewing Accountants for determination, which determination shall be made within thirty (30) calendar days of such submission. The determination of the Reviewing Accountants shall be final and binding on the Parties hereto (including the Company and its Subsidiaries). Buyer and Seller will each pay one-half of the fees and expenses of the Reviewing Accountants. Buyer and Seller shall cooperate with each other and the Reviewing Accountants in connection with the matters contemplated by this Section 7.1, including by furnishing such information and access to books, records, personnel and properties as may be reasonably requested. Each of the Parties hereto (including the Company and its Subsidiaries) agrees to (a) prepare and timely file all applicable Tax Returns, including Form 8023 and Form 8883 (and all supplements thereto) in a manner consistent with the Allocation Schedule as finalized and (b) act in accordance with the Allocation Schedule for all applicable Tax purposes, unless otherwise required by Law. The Parties shall revise the Allocation Schedule to the extent necessary to reflect any adjustments to the Purchase Price as a result of payments made after the Closing Date. In the case of any such payment, Buyer shall propose a revised Allocation Schedule, and the Parties hereto shall follow the procedures outlined above with respect to review, dispute and resolution in respect of such revision. For purposes of this Agreement, the "Reviewing Accountants" shall be Ernst & Young LLP or, if such accounting firm is unwilling or unable to serve in such capacity, then an internationally-recognized independent accounting firm to be jointly selected and retained by Seller and Buyer; provided that, if Seller and Buyer are unable to agree on the accounting firm to act as the Reviewing Accountants, then each of Seller and Buyer shall cause their respective outside accounting or auditing firm to consult with each other and jointly recommend an internationally-recognized independent accounting firm to act as the Reviewing Accountants, and Buyer and Seller shall jointly retain such recommended accounting firm to serve as the Reviewing Accountants.

          (b) Seller shall pay and shall indemnify Buyer for all Taxes (federal, state, local or foreign) arising as a result of (i) the sale of assets deemed to occur by virtue of the Elections and (ii) the liquidations deemed to occur by virtue of the Elections. For purposes of the preceding sentence, the amount of Taxes arising as a result of the Elections shall be equal to the difference between (i) the Taxes that are due and payable by, or with respect to the income or gain of, the Company and the Subsidiaries for the period in which the sale of assets and liquidations are deemed to occur and (ii) the Taxes that would have been due and payable by, or with respect to the income or gain of, the Company and the Subsidiaries for such period absent the Elections.

          (c) If the Federal Election is not effective as a result of an action or omission by Parent with respect to the making of the Federal Election, or inability of Parent to make such election, or any Non-Federal Election is not effective as a result of an action or omission by Parent with respect to the making of such Non-Federal Election, Seller shall indemnify and hold harmless Buyer on a net after-Tax basis for the loss of any Tax benefits Buyer would have realized had such election been effective, provided, that Seller shall not be liable and shall not be required to indemnify Buyer for the failure of the Federal Election or any Non-Federal Election to be effective as a result of an action or omission by Buyer with respect to the making of any such Election or inability of Buyer to make any such Election.

          Section 7.2 Tax Returns and Payments.

          (a) From the date of this Agreement through and after the Closing Date, Seller shall prepare and file or otherwise furnish in proper form to the appropriate Governmental Authority (or cause to be prepared and filed or so furnished) in a timely manner all Tax Returns relating to the Company and the Subsidiaries that are due on or before or relate to any taxable period ending on or before the Closing Date (and Buyer shall do the same with respect to any taxable period ending after the Closing Date). Tax Returns of the Company and the Subsidiaries not yet filed for any taxable period that begins before the Closing Date shall be prepared in a manner consistent with past practices employed with respect to the Company and the Subsidiaries except to the extent counsel for Seller or the Company renders a legal opinion that it is more likely than not that such practice is erroneous. With respect to any Tax Return required to be filed by Buyer or Seller with respect to the Company and the Subsidiaries in respect of which the Tax liability shown on the Tax Return exceeds $50,000 and as to which an amount of Tax is allocable to the other party under Section 7.3(b), the filing party shall provide the other party and its authorized representatives with a copy of such completed Tax Return (on a pro forma basis in the case of any consolidated, combined or unitary Tax Return that includes entities other than the Company and its Subsidiaries) and a statement certifying the amount of Tax shown on such Tax Return that the filing party believes is allocable to such other party pursuant to Section 7.3(b), together with appropriate supporting information and schedules at least thirty (30) Business Days prior to the due date (including any extension hereof) for the filing of such Tax Return. If the receiving party, within fifteen (15) Business Days after delivery of the Tax return and related statement, notifies the filing party in writing that it objects to any items therein, the Parties shall proceed in good faith to resolve the disputed items and, if they are unable to do so within five (5) Business Days, the disputed items shall be submitted to and resolved by the Reviewing Accountants prior to the due date for filing such Tax Return. Upon resolution of all disputed items, the relevant Tax Return and related statement shall be adjusted to reflect the resolution and shall be binding upon the Parties (including the Company and the Subsidiaries) without further adjustment. The fees and expenses of the Reviewing Accountants shall be borne equally by Buyer and Seller.

          (b) With respect to Tax Returns filed pursuant to Section 7.2(a) (without regard to the $50,000 threshold described therein), (i) Seller shall pay or cause to be paid when due and payable all Taxes shown as due on such Tax Returns with respect to the Company and the Subsidiaries for any taxable period ending on or before the Closing Date (subject to Seller's right to payment under Section 7.2(c)) and (ii) Buyer shall pay or cause to be paid when due and payable all Taxes shown as due on such Tax Returns with respect to the Company and the Subsidiaries for any taxable period ending after the Closing Date (subject to Buyer's right to payment under Section 7.2(d)).

          (c) With respect to each Tax Return relating to the Company or any Subsidiary filed by Seller pursuant to Section 7.2(a) (without regard to the $50,000 threshold described therein), three (3) days prior to the due date for filing such Tax Return, Seller shall be entitled to payment from Buyer in an amount equal to the amount of Taxes determined under Section 7.3(b) to be allocable to the portion of the taxable period beginning after August 31, 2005, unless disputed items are resolved by the Reviewing Accountants hereunder later than such date, in which case payment shall be made no later than the due date for filing such Tax Return. In the case of Tax Returns in respect of which the Tax liability shown exceeds $50,000, such determination shall be subject to the review and dispute procedures provided in Section 7.2(a). In the case of Tax Returns in respect of which the Tax liability shown is less than or equal to $50,000, such determination shall be as reasonably determined by Seller prior to filing, subject to the review and dispute procedures provided in Section 7.2(e).

          (d) With respect to each Tax Return relating to the Company or any Subsidiary filed by Buyer pursuant to Section 7.2(a) (without regard to the $50,000 threshold described therein), three (3) days prior to the due date for filing such Tax Return, Buyer shall be entitled to payment from Seller in an amount equal to the amount of Taxes determined under Section 7.3(b) to be allocable to the portion of the taxable period ending on August 31, 2005, unless disputed items are resolved by the Reviewing Accountants hereunder later than such date, in which case payment shall be made no later than the due date for filing such Tax Return. In the case of Tax Returns in respect of which the Tax liability shown exceeds $50,000, such determination shall be subject to the review and dispute procedures provided in Section 7.2(a). In the case of Tax Returns in respect of which the Tax liability shown is less than or equal to $50,000, such determination shall be as reasonably determined by Buyer prior to filing, subject to the review and dispute procedures provided in Section 7.2(e).

          (e) With respect to Tax Returns filed pursuant to Section 7.2(a) in respect of which the Tax liability shown is less than or equal to $50,000, after the filing of any such Tax Return, the non-filing Party may by written notice to the filing Party request and obtain a copy of such Tax Return and a statement certifying the amount of Tax shown on such Tax Return that is allocable to the non-filing Party under Section 7.3(b). If the non-filing Party objects in writing to any items therein, the Parties shall proceed in good faith to resolve the disputed items and if they are unable to do so within fifteen (15) Business Days, the disputed items shall be submitted to and resolved by the Reviewing Accountants within fifteen (15) Business Days of such submission. Upon resolution of all disputed items, the relevant Tax Return and related statement shall be adjusted to reflect such resolution and shall be binding upon the Parties (including the Company and the Subsidiaries) without further adjustment. The fees and expenses of the Reviewing Accountants shall be borne equally by Buyer and Seller.

          Section 7.3 Indemnity.

          (a) Except as otherwise provided in Section 7.4, Seller agrees to indemnify and hold harmless Buyer, the Company and each Subsidiary against the following Taxes, and against any loss, damage, liability or expense, including reasonable fees for attorneys and other outside consultants incurred in contesting or otherwise in connection with such Taxes: (i) Taxes imposed on the Company or any Subsidiary with respect to taxable periods ending on or before August 31, 2005; (ii) with respect to taxable periods beginning before August 31, 2005 and ending after such date, Taxes imposed on the Company or any Subsidiary which are allocable, pursuant to Section 7.3(b), to the portion of such period ending on August 31, 2005; (iii) any liability imposed on the Company or any of the Subsidiaries for the payment of any Tax (A) as a result of being a member of a consolidated, combined, unitary or affiliated group that includes any other person with respect to any taxable period ending on or before the Closing Date, including any liability pursuant to Treasury regulations section 1.1502-6, (B) by reason of any obligation in existence prior to Closing to indemnify or otherwise assume or succeed to the liability of any other person for Taxes, including, without limitation, a tax sharing, tax indemnity or similar agreement, and (C) by reason of transferee or successor liability in existence prior to Closing, whether imposed by law, contractual arrangement or otherwise with respect to a taxable period ending on or before August 31, 2005; and (iv) Taxes imposed on Buyer, the Company or any Subsidiary with respect to any taxable period (or portion thereof) ending on or before August 31, 2005, as a result of any breach of warranty or misrepresentation under Section 4.11 (without giving effect to any limitations or qualifications as to "materiality" set forth therein).

          (b) In the case of Taxes that are payable (and refunds of Taxes that are receivable) with respect to a taxable period that ends on the Closing Date or that begins before the Closing Date and ends after the Closing Date, the portion of any such Tax (or refund) that is allocable to the portion of the period ending on August 31, 2005 shall be:

                    (i) in the case of Taxes (or refunds of Taxes) that are either (x) based upon or related to income or receipts, or (y) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible) (other than conveyances pursuant to this Agreement, as provided under Section 7.10), deemed equal to the amount which would be payable (or, in the case, of refunds, receivable) if the taxable year ended on August 31, 2005 (in the case of income and similar Tax Returns filed on a consolidated, combined or unitary basis and that include any entities other than the Company and the Subsidiaries, determined as if the Company and the Subsidiaries filed Tax Returns on a separate basis from such other entities); and

                    (ii) in the case of Taxes imposed on a periodic basis (or refunds thereof) with respect to the assets of the Company or any Subsidiary or otherwise measured by the level of any item, deemed to be the amount of such Taxes (or refunds) for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes (or refunds) for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the period ending on August 31, 2005 and the denominator of which is the number of calendar days in the entire period.

          Section 7.4 Limitations on Indemnities; Additional Indemnities; Relationship With General Indemnity.

          (a) With respect to Seller's indemnification obligations under Section 7.3(a): (i) Seller shall be liable for all amounts otherwise due from it equal to the amount distributed to Seller by the Company equal to the reserves for contingent Taxes on the August Balance Sheet and (ii) after payment of amounts pursuant to clause (i) hereof, Seller shall not be liable for any claim unless and until the aggregate amount due from it exceeds $2,000,000 whereupon Seller shall be liable only for the amount in excess of $2,000,000.

          (b) Seller shall be obligated to pay all amounts set forth in paragraphs (b) and (c) of Section 7.1. Such amounts shall not be subject to any limitations.

          (c) Buyer agrees to indemnify and hold harmless Seller and its Affiliates against any Taxes of or attributable to the Company or any of the Subsidiaries in respect of any taxable periods (or portions thereof) beginning after August 31, 2005 or such other amount as the Parties may agree in good faith shall properly take into account any reduction in gain or income realized by Seller as a result of income or gain of the Company or any of its Subsidiaries for such taxable periods, other than Taxes for which Seller is explicitly liable hereunder, and the Parties shall similarly take into account any such reduction as appropriate elsewhere in this Article VII.

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

          Section 7.5 Buyer Refunds; Tax Benefits. If, at any time on or after the Closing Date, Seller or any of its Affiliates receives any Tax refund, rebate, return or similar payment or credit with respect to any Taxes paid by or with respect to the Company or any Subsidiary for any taxable period (or portion thereof) beginning after August 31, 2005, Seller shall promptly notify Buyer in writing of such receipt and shall promptly remit the full amount of such payment or credit to Buyer. Seller agrees to pay Buyer an amount equal to the net Tax benefit directly attributable to any losses recognized by the Company or any Subsidiary with respect to the period between August 31, 2005 and the Closing Date to the extent such losses are utilized by Seller or its Affiliates (other than the Company or any of its Subsidiaries) on any Tax Return filed by or with respect to Seller or its Affiliates (other than the Company or any of its Subsidiaries) or such other amount as the Parties may agree in good faith shall properly take into account any increase in income or gain realized by Seller as a result of such losses, and the Parties shall similarly take into account any such increase as appropriate elsewhere in this Article VII.

          Section 7.6 Seller Refunds. If, at any time on or after the Closing Date, Buyer, the Company, any of the Subsidiaries, or any of their Affiliates receives any Tax refund, rebate, return or similar payment or credit with respect to any Taxes paid by or with respect to the Company or any of its Subsidiaries for any taxable period (or portion thereof) ending on or before August 31, 2005, Buyer shall promptly notify Seller in writing of such receipt and shall promptly remit the full amount of such payment or credit to Seller, but only to the extent that such refund, rebate, return or similar payment or credit exceeds the amount of Taxes described in Section 7.2 paid by Buyer in respect of such period and not indemnified by Seller pursuant to Section 7.4.

          Section 7.7 Amended Tax Returns. Neither Buyer, the Company nor any Subsidiary shall file (or permit to be filed) any amended Tax Return with respect to the Company or any Subsidiary for any taxable period ending on or before the Closing Date or any taxable period beginning on or before and ending after the Closing Date without obtaining the prior written consent of Seller, which consent shall not be unreasonably withheld.

          Section 7.8 Contests.

          (a) After the Closing, Buyer or Seller, as the case may be, shall promptly notify the other Party in writing of the commencement of any audit, examination or proceeding or of any claim or other proposed change or adjustment of which it or any of its Affiliates has been informed in writing by any Tax Authority which, if determined adversely to the taxpayer, may result in liability of the other Party under this Article VII (each, a "Tax Claim") describing in reasonable detail the nature of the Tax Claim and including copies of any notices or other documents received from the Tax Authority; provided, however, that the failure to timely give such notice will not affect the indemnified party's right to indemnification under this Article VII except to the extent the indemnifying party is materially prejudiced by such delay or omission.

          (b) In the case of a Tax Claim that relates to taxable periods ending on or before the Closing Date, Seller shall have the right at its expense to participate in and control the conduct of any audit or proceeding, but only to the extent that such audit or proceeding relates to a potential adjustment for which Seller may be liable; Buyer also may participate in any such audit or proceeding, but only to the extent that such audit or proceeding relates to a potential adjustment for which Buyer may be liable. If Seller does not assume the defense of any such audit or proceeding, Buyer may defend the same in such manner as it may deem appropriate, provided, that Buyer may not settle or compromise any claim in respect of such audit or proceeding without the prior written consent of Seller.

          (c) In the case of a Tax Claim that relates to a taxable period beginning on or before and ending after the Closing Date, the Parties shall jointly control any audit or proceeding, and there shall be no settlement with respect thereto without the prior written consent of both such parties.

          (d) In the event that issues relating to a potential adjustment for which Seller may be liable are required to be dealt with in the same audit or proceeding as separate issues relating to a potential adjustment for which Buyer may be liable, Seller shall have the right, at its expense, to control the audit or proceeding with respect to the former issues, and Buyer shall have the right, at its expense, to control the audit or proceeding with respect to the latter issues.

          Section 7.9 Cooperation and Exchange of Information. Seller, Buyer, the Company and its Subsidiaries shall provide each other with such cooperation, documentation and information as any of them reasonably may request in filing any Tax Return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes or participating in or conducting any audit or other proceeding in respect of Taxes. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by Tax Authorities. Seller and Buyer shall make their respective employees available on a basis mutually convenient to both Parties to provide explanations of any documents or information provided hereunder. Each of Seller, Buyer, the Company and its Subsidiaries shall retain all Tax Returns, together with accompanying schedules and related work papers and documents, in its possession relating to Tax matters of the Company and its Subsidiaries for each taxable period first ending after the Closing Date and for all prior taxable periods until the expiration of the statute of limitations for the taxable periods to which such Tax Returns relate, without regard to extensions except to the extent notified by the other Party in writing of such extensions for the respective taxable periods. Any information obtained under this Section
7.9 shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in participating in or conducting an audit or other proceeding in respect of Taxes.

          Section 7.10 Conveyance Taxes. Seller and Buyer shall each be liable for half of any real property transfer or gains, sales, use, transfer, value added, stock transfer, and stamp Taxes, any transfer, recording, registration, and other fees and any similar Taxes (excluding, for the avoidance of doubt, income Taxes or Taxes on net profit or gain that arise in connection with the sale of the Company and its Subsidiaries) which become payable in connection with the transactions contemplated by this Agreement. Seller, after the review and consent by Buyer, shall file such applications and documents as shall permit any such Tax to be assessed and paid on or prior to the Closing Date in accordance with any available pre-sale filing procedure. Buyer shall execute and deliver all instruments and certificates necessary to enable the Sellers to comply with the foregoing. The Parties shall cooperate in timely making all required filings in respect of all Taxes covered by this Section 7.10.

          Section 7.11 Timing of Certain Payments. Other than in respect of payments under Section 7.2, (i) payments between the Parties under this Article VII shall be made within three (3) Business Days following an agreement between the Parties that an amount is payable or within three (3) Business Days of payment to a Tax Authority following a "determination" as defined in Section 1313(a) of the Code and (ii) payments hereunder in respect of costs or expenses other than Taxes shall be made within five (5) Business Days after the date the Party liable therefor has been notified of such liability for a determinable amount and is provided with calculations or other supporting documentation reasonably requested.

          Section 7.12 Miscellaneous.

          (a) Seller and Buyer agree to treat all payments made by either of them to or for the benefit of the other (including any payments to the Company or any Subsidiary) under this Article VII, under other indemnity provisions of this Agreement and for any misrepresentations or breaches of warranties or covenants as adjustments to the Purchase Price for Tax purposes, and that such treatment shall govern for purposes hereof except to the extent that the Laws of a particular jurisdiction provide otherwise, in which case such payments shall be made in an amount sufficient to indemnify the relevant party on a net after-Tax basis.

          (b) Notwithstanding any provisions in this Agreement to the contrary, the obligations of Seller to indemnify and hold harmless Buyer, the Company and the Subsidiaries pursuant to this Article VII, and the representations and warranties contained in Section 4.11, shall survive until the close of business on the 60th day following the expiration of the applicable statute of limitations with respect to the Tax liabilities in question (giving effect to any waiver, mitigation or extension thereof).

          (c) If the Closing Date occurs after December 31, 2005, provisions in this Article VII in respect of taxable periods (or portions thereof) after August 31, 2005 shall be applied in a manner consistent herewith in the case of periods after December 31, 2005, and the Parties shall cooperate in good faith with respect thereto.

          (d) Except for claims arising out of fraud, any claim or cause of action relating to Tax matters and based upon, relating to or arising out of this Agreement, the transactions contemplated hereby or the Company or any of its Subsidiaries must be brought in accordance with the provisions and applicable limitations of this Article VII, which, in the absence of fraud, shall constitute the sole and exclusive remedy of the Parties and their successors and assigns for any such claim or cause of action.

                                  ARTICLE VIII

                            CONDITIONS TO OBLIGATIONS

          Section 8.1 Conditions to the Obligations of the Parties. The obligations of Seller and Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions:

          (a) (i) No order issued by any court of competent jurisdiction preventing the consummation of the transactions contemplated by this Agreement shall be in effect, (ii) no material proceeding initiated by any Governmental Authority of competent jurisdiction having valid enforcement authority seeking such an order shall be pending, and (iii) no action by any Governmental Authority shall have been taken, or any Law enacted, entered or enforced that has not been subsequently overturned or otherwise made inapplicable to this Agreement that prevents the consummation of the transactions contemplated by this Agreement.

          (b) (i) The waiting period under the HSR Act applicable to the consummation of the transactions contemplated by this Agreement shall have expired or been terminated and (ii) the required consents, authorizations, orders and approvals of (or notices to or filings with) any applicable Governmental Authority shall have been obtained, given or made, other than those in respect of which the failure to obtain, give or make, as the case may be, would not reasonably be expected to have a Material Adverse Effect.

          Section 8.2 Conditions to the Obligations of Buyer. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by Buyer:

          (a) The representations and warranties of Seller in this Agreement shall be true and correct in all material respects (without regard for any materiality or Material Adverse Effect qualifiers therein) as of the date of this Agreement and as of the Closing with the same force and effect as though such representations and warranties had been made at and as of such time, other than representations and warranties that speak as of another specific date or time prior to the date hereof (which need only be true and correct as of such date or time), except where the failure to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

          (b) Seller shall have performed or complied with, in all material respects, all of the covenants and agreements required by this Agreement to be performed or complied with by it at or before the Closing.

          (c) No circumstance, change or effect shall have occurred which has had or has, individually or in the aggregate with all other circumstances, changes and effects, a Material Adverse Effect.

          (d) Seller shall have delivered to Buyer a certificate, dated as of the Closing Date, executed on behalf of Seller by an authorized executive officer thereof, certifying in such detail as Buyer may reasonably request that the conditions specified in Section 8.2(a) and Section 8.2(b) have been fulfilled.

          (e) The Buyer Approvals shall have been duly made, given or obtained and shall be in full force and effect.

          (f) Seller shall have delivered to Buyer a certificate, dated as of the Closing Date, which complies with Section 1445 of the Code, of non-foreign status executed in accordance with the provisions of the Foreign Investment in Real Property Tax Act.

          Section 8.3 Conditions to the Obligations of Seller. The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by Seller:

          (a) The representations and warranties of Buyer in this Agreement shall be true and correct in all material respects (without regard for any materiality or Material Adverse Effect qualifiers therein) as of the date of this Agreement and as of the Closing with the same force and effect as though such representations and warranties had been made at and as of such time, other than representations and warranties that speak as of another specific date or time prior to the date hereof (which need only be true and correct as of such date or time), except where the failure to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Buyer to consummate the Closing.

          (b) Buyer shall have performed or complied with in all material respects all of the covenants and agreements required by this Agreement to be performed or complied with by it at or before the Closing.

          (c) Buyer shall have delivered to Seller a certificate, dated as of the Closing Date, executed on behalf of Buyer by an authorized individual thereof, certifying in such detail as Seller may reasonably request that the conditions specified in Section 8.3(a) and Section 8.3(b) have been fulfilled.

          (d) The Seller Approvals shall have been duly made, given or obtained and shall be in full force and effect.

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

                                   ARTICLE IX

                                 INDEMNIFICATION

          Section 9.1 Survival.

          (a) The representations and warranties of Seller contained in this Agreement and any document contemplated to be delivered pursuant hereto (the "Acquisition Documents") shall survive until the first anniversary of the Closing (as modified by the following proviso, the "Survival Period"); provided, however, that (i) the representations and warranties contained in Section 4.10 shall survive until the second anniversary of the Closing and (ii) the representations and warranties contained in Section 3.5 and the second sentence of Section 4.3(a) shall survive the Closing indefinitely. Neither the period of survival nor the liability of Seller with respect to Seller's representations and warranties shall be reduced by any investigation made at any time by or on behalf of Buyer.

          (b) Seller shall not have any liability for any indemnification claims under this Article IX unless a Claim Notice is provided by Buyer, Buyer's Affiliates or Buyer's Representatives, successors and assigns (collectively, the "Buyer Indemnified Parties") to Seller in respect of such indemnification claim prior to the expiration of the applicable Survival Period, if any. If a Claim Notice has been timely given in accordance with this Agreement prior to the expiration of the applicable Survival Period, if any, then the applicable indemnity right shall survive as to such claim, until such claim has been finally resolved.

          Section 9.2 Indemnification Obligations.

          (a) Subject to the provisions of this Article IX, Seller shall indemnify and hold harmless the Buyer Indemnified Parties from and against all Losses that the Buyer Indemnified Parties have actually suffered or incurred directly as a result of:

                    (i) the breach of any representation or warranty made by Seller contained in the Acquisition Documents (it being understood that such representations and warranties shall be interpreted without giving effect to any limitations or qualifications as to "materiality" (including the word "material" or "Material Adverse Effect") set forth therein except for the use of any such terms in Section 4.6(a), 4.7(a), 4.8(a), 4.8(c), 4.10(a), 4.12(b)(i) and (ii), 4.15, 4.18(a)
          and 4.21(d));

                    (ii) the breach of any covenant or agreement by Seller contained in the Acquisition Documents; and

                    (iii) any third party action, claim, suit or proceeding (including any inquiry or investigation by or before any Governmental Authority) to the extent arising out of or related to the ownership, operation or conduct of the Capital Markets Business prior to the Closing.

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

To the extent that Seller's undertakings set forth in this Section 9.2(a) may be unenforceable, Seller shall contribute the maximum amount that it is permitted to contribute under applicable Law to the payment and satisfaction of all Losses incurred by the Buyer Indemnified Parties.

          (b) Notwithstanding anything to the contrary contained in this
Agreement:

                    (i) Seller shall not be liable for any claim for indemnification pursuant to Section 9.2(a)(i) or 9.2(a)(iii), unless and until the aggregate amount of all Losses of the Buyer Indemnified Parties that are required to be indemnified by Seller pursuant to Sections 9.2(a)(i) and 9.2(a)(iii) exceed $10,000,000 (the "Deductible"), whereupon, Seller shall be liable only for the amount of such Losses in excess of the Deductible;

                    (ii) no Losses may be claimed under Section 9.2(a)(i) or
          Section 9.2(a)(iii) by any Buyer Indemnified Party (and Seller shall not obligated to indemnify any Buyer Indemnified Party with respect to such Losses) or be included in calculating the aggregate Losses set forth in Section 9.2(b)(i), other than Losses in excess of $250,000 resulting from any single or aggregated claims arising out of the same facts, events or circumstances; and

                    (iii) the maximum amount of the aggregate indemnifiable Losses that may be recovered from Seller by any and all Buyer Indemnified Parties arising out of or resulting from the causes set forth in Section 9.2(a)(i) shall be limited to $40,000,000, which indemnification shall be made as follows:

                              (A) the first $25,000,000 of the aggregate
                    indemnifiable Losses in excess of the Deductible shall be indemnified on a dollar-for-dollar basis; and

                              (B) up to $30,000,000 of the aggregate
                    indemnifiable Losses in excess of the amount set forth in the immediately preceding clause (A) shall be indemnified for 50% of every dollar of such indemnifiable Losses.

          (c) For the purpose of calculating the amount of any Loss for which a Buyer Indemnified Party is entitled to indemnification under this Agreement, the amount of each Loss shall be deemed to be an amount net of (i) any amounts previously paid by Seller pursuant to the adjustment to the Purchase Price under
Section 2.4(d) to the extent such adjustment is in respect of such Loss, (ii) any insurance proceeds and any indemnity, contribution or other similar payment payable by any insurer or other third party with respect thereto and (iii) any Tax benefit available to the Buyer Indemnified Party or its Affiliates as a result of the incurrence or payment of such Loss. Buyer shall use commercially reasonable efforts to commence legal or other proceedings to collect indemnity, contribution or other payments from any such insurer or other third party. The reasonable out-of-pocket costs and expenses (including reasonable fees and disbursements of counsel) actually incurred by the Buyer Indemnified Parties in pursuing any insurance proceeds or indemnity, contribution or other similar payment from any insurer or other third party under Section 9.2(c)(i) shall constitute additional Losses with respect to the matter for which indemnification may be sought hereunder, except to the extent such costs and expenses are paid or reimbursed by such insurer or other third party.

          (d) Subject to Section 9.2(c), the Buyer Indemnified Parties shall have a duty to use commercially reasonable efforts to mitigate any Loss for which Seller is obligated to indemnify the Buyer Indemnified Parties pursuant to this Article IX.

          (e) Seller shall be subrogated to any right of action (including any defense or claim) which any Buyer Indemnified Party may have against any other Person with respect to any matter giving rise to a claim for indemnification hereunder.

          Section 9.3 Indemnification Procedure. Claims for indemnification under this Agreement shall be asserted and resolved as follows:

          (a) Any Buyer Indemnified Party claiming indemnification under this Agreement with respect to any claim asserted against the Buyer Indemnified Party by a third party (a "Third-Party Claim") in respect of any matter that is subject to indemnification under Section 9.2 shall promptly (i) notify Seller of the Third-Party Claim and (ii) transmit to Seller a written notice (a "Claim Notice") in accordance with Section 11.1 describing in reasonable detail the nature of the Third-Party Claim and the basis of the Buyer Indemnified Party's request for indemnification under this Agreement, together with a copy of all papers served with respect to such claim (if any). If requested by Seller, the Buyer Indemnified Party shall promptly provide Seller with the Buyer Indemnified Party's reasonable good faith estimate of the amount of Losses attributable to such Third-Party Claim. Any failure to timely provide such Claim Notice shall not affect the right of the Buyer Indemnified Party's indemnification hereunder, except to the extent Seller is prejudiced (including costs and expenses) by such delay or omission.

          (b) Seller shall have the right to investigate the basis of, and to defend the Buyer Indemnified Party against, such Third-Party Claim; provided, however, that if such Third-Party Claim is asserted by a Governmental Authority, the Buyer Indemnified Party shall have the right to defend itself against such Third-Party Claim in accordance with Section 9.3(c). If Seller notifies the Buyer Indemnified Party that Seller elects to conduct such investigation and assume the defense of the Third-Party Claim (such election to be without prejudice to the right of Seller to dispute whether such claim is an identifiable Loss under this Article IX), then Seller shall have the right to defend such Third-Party Claim with counsel selected by Seller (who shall be reasonably satisfactory to the Buyer Indemnified Party), by all appropriate proceedings, to a final conclusion or settlement at the discretion of Seller in accordance with this Section 9.3(b). In such circumstances, Seller shall defend any such Third-Party Claim in good faith and have full control of such defense and proceedings, including any compromise or settlement thereof; provided that Seller shall not enter into any settlement agreement without the written consent of the Buyer Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed); provided, further, that such consent shall not be required if (i) the settlement agreement (other than any settlement agreement with any Governmental Authority) contains a general release by the third party asserting the claim to all Buyer Indemnified Parties affected by the claim and (ii) the settlement agreement does not contain any sanction or restriction upon the conduct of any business by the Buyer Indemnified Party or its Affiliates. If the Buyer Indemnified Party shall withhold its consent to a Seller proposed settlement of such Third Party Claim, then Seller may, in its sole discretion, elect to pay the Buyer Indemnified Party the full amount of the proposed settlement, in which case, Seller shall be relieved of any further liability under this Article IX to the same extent as if such proposed settlement had been entered into on the terms proposed by Seller. The Parties shall cooperate, and cause their respective Affiliates to cooperate, in the defense or prosecution of any legal or other proceeding that is the subject of indemnification hereunder and shall promptly execute such instruments and furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith. Without limiting the generality of the foregoing, the Buyer Indemnified Party shall take such additional actions as reasonably requested by Seller and its counsel in contesting any Third-Party Claim which Seller elects to contest, including the making of any related counterclaim against the Person asserting the Third-Party Claim or any cross complaint against any Person, and, to the extent the Buyer Indemnified Party is entitled to indemnification hereunder with respect to such Third-Party Claim, Seller shall reimburse the Buyer Indemnified Party for its reasonable out-of-pocket costs and expenses (including fees and expenses of counsel) actually incurred in taking such requested actions. The Buyer Indemnified Party may participate in, but not control, any defense or settlement of any Third-Party Claim controlled by Seller pursuant to this Section 9.3(b), and the Buyer Indemnified Party shall bear its own costs and expenses with respect to such participation.

          (c) If (i) Seller shall (A) fail to notify the Buyer Indemnified Party that Seller elects to defend the Buyer Indemnified Party pursuant to Section 9.3(b) within twenty (20) Business Days after receipt of any Claim Notice or (B) after commencing or undertaking any such defense or settlement, fail to prosecute or withdraw from such defense or settlement or (ii) the Buyer Indemnified Party shall have exercised its right to defend itself against a Third-Party Claim asserted by a Governmental Authority, then the Buyer Indemnified Party shall have the right to defend, and be reimbursed for its reasonable out-of-pocket costs and expenses (including fees and expenses of counsel) actually incurred (but only if the Buyer Indemnified Party is actually entitled to indemnification hereunder) in regard to the Third-Party Claim with counsel selected by the Buyer Indemnified Party (who shall be reasonably satisfactory to Seller), by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Buyer Indemnified Party. In such circumstances, the Buyer Indemnified Party shall defend any such Third-Party Claim in good faith and have full control of such defense and proceedings; provided that the Buyer Indemnified Party may not enter into any compromise or settlement of such Third-Party Claim if indemnification is to be sought hereunder, without Seller's written consent (which consent shall not be unreasonably withheld, conditioned or delayed). Seller may participate in, but not control, any defense or settlement controlled by the Buyer Indemnified Party pursuant to this Section 9.3(c), and Seller shall bear its own costs and expenses with respect to such participation.

          (d) Subject to the other provisions of this Article IX, a claim for indemnification for any matter not involving a Third-Party Claim may be asserted by written notice to Seller, which notice shall set forth the basis of such claim in reasonable detail and be accompanied by evidence supporting the assertion of such claim.

          Section 9.4 Tax Matters. Anything in this Article IX to the contrary notwithstanding, the rights and obligations of the parties with respect to survival of tax representations, warranties and covenants and indemnification for any and all Tax matters shall be solely governed by Section 4.11 and Article VII and shall not be subject to the provisions of this Article IX.

          Section 9.5 Exclusive Remedy.

          (a) Except for claims arising under Article VII (which are addressed in such article) and except for claims arising out of fraud, any claim or cause of action (whether such claim sounds in tort, contract or otherwise and including statutory rights and remedies) of Buyer or its Affiliates or Representatives based upon, relating to or arising out of this Agreement, the transactions contemplated hereby or the Company or any of its Subsidiaries (including any of their respective business, operations, assets or liabilities) must be brought by such Person in accordance with the provisions and applicable limitations of this Article IX, which, in the absence of fraud, shall constitute the sole and exclusive remedy of Buyer, its Affiliates and Representatives, successors and assigns for any such claim or cause of action.

          (b) NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, NO PARTY SHALL BE LIABLE FOR SPECIAL, PUNITIVE, EXEMPLARY, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES OR LOST PROFITS WHETHER BASED ON CONTRACT, TORT, STRICT LIABILITY, OTHER LAW OR OTHERWISE AND WHETHER OR NOT FROM ANY OTHER PARTY'S SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT; PROVIDED THAT, NOTWITHSTANDING THE FOREGOING, IN THE CASE OF THIRD-PARTY CLAIMS FOR WHICH INDEMNIFICATION IS REQUIRED PURSUANT TO THE TERMS OF THIS ARTICLE IX, BUYER SHALL BE LIABLE FOR LOSSES ATTRIBUTED TO ALL FORMS OF MONETARY DAMAGES WITH RESPECT TO SUCH THIRD-PARTY CLAIMS.

                                    ARTICLE X

                                   TERMINATION

          Section 10.1 Termination. At any time prior to the Closing, this Agreement may be terminated and the transactions contemplated hereby abandoned:

          (a) by the mutual consent of Buyer and Seller as evidenced in writing signed by each of Buyer and Seller;

          (b) by Buyer, if there has been a material breach by Seller of any representation, warranty or covenant contained in this Agreement which would prevent the satisfaction of any condition to the obligations of Buyer at the Closing and, if such breach is of a character that it is capable of being cured, such breach has not been cured by Seller within forty-five (45) days after written notice thereof from Buyer;

          (c) by Seller, if there has been a material breach by Buyer of any representation, warranty or covenant contained in this Agreement which would prevent the satisfaction of any condition to the obligations of Seller at the Closing and, if such breach is of a character that it is capable of being cured, such breach has not been cured by Buyer within forty-five (45) days after written notice thereof from Seller;

          (d) by either Buyer or Seller:

                    (i) if any Governmental Authority having competent jurisdiction has issued a final, non-appealable order, decree, ruling or injunction (other than a temporary restraining order) or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; or

                    (ii) if the Closing has not occurred (other than through the failure of any Party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before March 14, 2006 (the "Outside Date") or such later date as the Parties may agree upon in writing; provided that the Outside Date may be extended for a period of up to ninety (90) days by either Party by written notice to the other Party if the transactions contemplated by this Agreement shall not have been consummated as a result of the conditions set forth in Section 8.1(b) failing to have been satisfied; provided further the Outside Date may be extended an additional sixty
          (60) days thereafter by either Party by written notice to the other Party if the transactions contemplated by this Agreement shall not have been consummated as a result of the conditions set forth in
          Section 8.1(b) failing to have been satisfied and such extending Party reasonably believes that such conditions could be satisfied during such extension period.

          Section 10.2 Effect of Termination. Except as otherwise set forth in this Section 10.2, in the event of termination and abandonment of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any Party hereto; provided that if this Agreement is validly terminated by a Party as a result of an intentional, material breach of this Agreement by the non-terminating Party, then the terminating Party shall be entitled to all rights and remedies available under law or equity. The provisions of Article IX, this Section 10.2, Section 11.2,
Section 11.3, Section 11.7, Section 11.10, Section 11.11 and Section 11.12 hereto shall survive any termination of this Agreement. The Confidentiality Agreement shall not be affected by a termination of this Agreement.

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                                   ARTICLE XI

                                  MISCELLANEOUS

          Section 11.1 Notices. All notices, requests, claims, demands and other communications required or permitted hereunder shall be in writing and, unless otherwise provided in this Agreement, shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person an internationally recognized overnight courier service, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this
Section 11.1):

          (a) If to Buyer, to:

              Merrill Lynch, Pierce, Fenner & Smith Incorporated
              222 Broadway
              New York, NY  10038
              Attention:  Jonathan N. Santelli, Esq.
              Telecopy:   (212) 670-4517

              with a copy to:

              Shearman & Sterling LLP
              599 Lexington Avenue
              New York, NY  10022-6069
              Telecopy:   (212) 848-7179
              Attention:  W. Jeffrey Lawrence

          (b) If to Seller, to:

              AXA Financial, Inc.
              1290 Avenue of the Americas
              New York, NY  10104
              Attention:  Richard V. Silver, Esq.
                          Executive Vice President & General Counsel
              Telecopy:   (212) 707-1935

              with a copy to:

              Dewey Ballantine LLP
              1301 Avenue of the Americas
              New York, NY 10019
              Attention:  Michael J. Aiello, Esq.
              Telecopy:   212-259-6333

or to such other address or addresses as the Parties may from time to time designate as to itself by like notice.

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          Section 11.2 Assignment. No Party shall assign this Agreement or any part hereof without the prior written consent of the other Party (which consent may be granted or withheld in the sole discretion of Seller or Buyer) and such assignment or attempted assignment without such consent shall be null and void, except that Buyer shall be permitted to assign this Agreement or any part hereof after the Closing without the prior written consent of Seller; provided that Buyer remains liable for all of its obligations hereunder. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.

          Section 11.3 Rights of Third Parties. Except for the provisions of
Article IX relating to indemnified parties, this Agreement shall be binding upon and inure solely to the benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person, including any union or any employee or former employee of Seller, any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

          Section 11.4 Expenses. Except as otherwise provided herein, each Party shall bear its own expenses incurred in connection with this Agreement and the transactions contemplated hereby whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants.

          Section 11.5 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any facsimile copies hereof or signature hereon shall, for all purposes, be deemed originals.

          Section 11.6 Entire Agreement. This Agreement (together with the Disclosure Schedule and exhibits to this Agreement) and the Confidentiality Agreement constitute the entire agreement among the Parties and supersede any other undertakings and agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Affiliates with respect to the subject matter hereof and thereof, including the transactions contemplated hereby and thereby. No representations, warranties, covenants, understandings or agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between Buyer, on the one hand, and Seller or its Affiliates, on the other hand, except as expressly set forth in this Agreement and the Confidentiality Agreement.

          Section 11.7 Disclosure Schedule. Unless the context otherwise requires, all capitalized terms used in the Disclosure Schedule shall have the respective meanings assigned in this Agreement. No reference to or disclosure of any item or other matter in the Disclosure Schedule shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in the Disclosure Schedule. No disclosure in the Disclosure Schedule relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The inclusion of any information in the Disclosure Schedule shall not be deemed to be an admission or acknowledgment by Seller, in and of itself, that such information is material to or outside the ordinary course of the business of the Company or its Subsidiaries or required to be disclosed on the Disclosure Schedule.

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          Section 11.8 Amendments, Supplements, Etc. This Agreement may not be
amended or supplemented at any time except by (a) additional written agreements as may mutually be determined by the Parties to be necessary, desirable or expedient to further the purpose of this Agreement or to clarify the intention of the Parties or (b) a waiver in accordance with Section 11.11.

          Section 11.9 Publicity. The initial public announcement concerning the transactions contemplated by this Agreement shall be a press release jointly prepared and agreed upon by Seller and Buyer which shall also be used by Affiliates of Buyer and Seller.

          Section 11.10 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

          Section 11.11 Waiver. Either Party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered by the other Party pursuant hereto or (c) waive compliance with any of the agreements of the other Party or conditions to such Party's obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of either Party to assert any of its rights hereunder shall not constitute a waiver of any of such rights. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

          Section 11.12 Specific Performance. Each Party acknowledges and agrees that the other Party would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by such Party could not be adequately compensated in all cases by monetary damages alone. Accordingly, notwithstanding any other provision of this Agreement, in addition to any other right or remedy to which each Party may be entitled, at law or in equity, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement by the other Party, without posting any bond or other undertaking.

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

          Section 11.13 Applicable Law. This Agreement shall be governed by and construed under the Laws of the State of New York (without regard to conflict of law principles thereof). Each of the Parties irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof shall be brought and determined in the United States District Court for the Southern District of New York or if such legal action or proceeding may not be brought in such court for jurisdictional purposes, in the Supreme Court of New York. Each of the Parties hereby (a) irrevocably submits with regard to any such action or proceeding to the exclusive personal jurisdiction of the aforesaid courts in the event any dispute arises out of this Agreement or any transaction contemplated hereby and waives the defense of sovereign immunity, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court or that such action is brought in an inconvenient forum and (c) agrees that it shall not bring any action relating to this Agreement or any transaction contemplated hereby in any court other than any New York state or federal court sitting in New York, New York.

          Section 11.14 Waiver of Jury Trial. Each of the Parties hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement.

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          IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by each Party as of the date first above written.


                              AXA FINANCIAL, INC.

                              By: /s/ Christopher M. Condron
                                 -----------------------------------------------
                                 Christopher M. Condron
                                 President and Chief Executive Officer


                              MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

                              By: /s/ Robert J. McCann
                                  ----------------------------------------------
                                  Robert J. McCann
                                  Vice Chairman and President of
                                  Global Private Client Business








[Signature Page to Stock Purchase Agreement]